Exhibit 2.1

SALE AND PURCHASE AGREEMENT

TECH-IT PSF SA

3 JANUARY 2019

Between

Mr. Kaddour Hamid

and

KARP-KNEIP PARTICIPATIONS S.A.

as the Sellers

Computer Task Group Luxembourg PSF S.A.

as Purchaser

CONTENTS

Clause		Page
1	INTERPRETATION	4
2	SALE AND PURCHASE	6
3	NO LEAKAGE	6
4	CONDITION PRECEDENT	8
5	COMPLETION	9
6	CONSIDERATION	10
7	POST-COMPLETION	11
8	SELLERS’ WARRANTIES AND INDEMNITIES	12
9	PURCHASER’S WARRANTIES	13
10	PROTECTIVE COVENANTS	14
11	OTHER PRE-COMPLETION COVENANTS OF THE SELLERS	16
12	NON-SOLLICITATION AND NON-COMPETITION	17
13	ANNOUNCEMENTS AND CONFIDENTIALITY	18
14	NOTICES	19
15	FURTHER ASSURANCES	20
16	ASSIGNMENTS	20
17	PAYMENTS	20
18	GENERAL	21
19	COOPERATION DUTIES OF THE COMPANY	21
20	NO RESCISSION	22
21	EXCLUSIVE REMEDY	22
22	WHOLE AGREEMENT	22
23	ALLOCATION OF LIABILITIES BETWEEN THE SELLERS	22
24	GOVERNING LAW AND JURISDICTION	23

THIS AGREEMENT is made on the date indicated on the cover page (the Agreement),

BETWEEN:

(1)	Mr. Hamid Kaddour, computer engineer, born on 14 July 1965 in Thionville, France and residing at 29 Cite Millewee L-8064 Bertrange, Grand Duchy of Luxembourg (the Seller 1);

(2)

KARP-KNEIP Participations S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 14 rue Michel Flammang L-1524 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies’ register under number B 63 996 (the Seller 2 and together with the Seller 1, the Sellers); and

(3)

Computer Task Group Luxembourg PSF S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 10A Zone Industrielle de Bourmicht L-8070 Bertrange, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies’ register under number B 56 109 (the Purchaser);

Each of them are individually referred to as a Party, and together as the Parties.

IN THE PRESENCE OF:

(4)

TECH-IT PSF SA, a company incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 14, rue Michel Flammang L-1524 Luxembourg, Grand-Duchy of Luxembourg, registered with the Luxembourg trade and companies’ register under number B 125 205 (the Company or TECH-IT).

BACKGROUND:

(A)

The Seller 1 owns 8,820 shares having a nominal value of EUR 25 each in the share capital of the Company (the Seller 1 Shares), Seller 2 owns 9,180 shares having a nominal value of EUR 25 each in the share capital of the Company (the Seller 2 Shares). The Sellers own together the 18,000 shares having a nominal value of EUR 25 each (the Shares) representing 100% of the outstanding share capital in the Company.

(B)	The Sellers wish to sell and the Purchaser wishes to purchase the Shares on the terms and subject to the Condition set out in this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 1 apply throughout this Agreement unless the contrary intention appears.

1.2

In this Agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this Agreement. The schedules form part of this Agreement.

1.3	The headings in this Agreement do not affect its interpretation.

1.4

References to a person shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established, and any unincorporated entity or individual.

1.5

A claim, proceeding, dispute, action, or other matter will only be deemed to have been threatened if any written demand or statement has been made or any written notice has been given, unless otherwise specified in this Agreement.

1.6

An action taken by a person will be deemed to have been taken in the ordinary course of business only if such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

1.7	The word “including” means “including, but not limited to,” and the word “includes” means “includes, without limitation”.

1.8	The singular shall include the plural and vice versa and references to words importing one gender will include both genders.

1.9

Where in this Agreement a French term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the French and the English, the meaning of the French term shall prevail.

1.10	References to EUR means Euro.

1.11	The expressions “shall use its best efforts” or “shall use its best endeavours” or “shall use its best reasonable endeavours” or any similar shall be construed as an “obligation de moyen”.

1.12

The expression “to the best knowledge” and any reference to awareness of any of the Sellers or the Purchaser in this Agreement means the actual knowledge if one of its current or former directors has full knowledge of such fact or circumstance or should reasonably have known them after having made all due enquiries. In order to assess the reasonable knowledge of the Sellers or the Purchaser, one should refer to a professional owner (i) taking a diligent care of its assets and/or investments and (ii) where part of its management is delegated to a professional service provider, supervising diligently this service provider.

1.13	Unless otherwise defined in this Agreement:

(a)

any action, fact or event shall be deemed to be “material” if it involves or can reasonably be expected to involve an obligation or liability (of any nature whatsoever) in excess of EUR 40,000 in aggregate, for the individual or legal entity concerned; and

(b)

any agreement to which any individual or legal entity (including in particular the Company) is a party or any commitment undertaken by such person shall be deemed to be “material” if (a) it involves or can reasonably be expected to involve an obligation or liability (of any nature whatsoever) for such person in excess of EUR 40,000 in aggregate, or if (b) it is not capable of being terminated by such person without compensation at any time with less than three month’s notice.

1.14	The words “shall cause” or “shall procure that” (or any similar expression) shall be construed as “porte-fort”.

1.15

All time periods referred to in this Agreement, unless otherwise stated, shall be counted in days. A “day” is defined as the 24-hour period starting and finishing at midnight. Such time periods shall commence at midnight following the triggering event and shall terminate at midnight following the expiration date, unless this date does not fall on a Business Day, in which case the expiration date shall be postponed to the next Business Day.

1.16

If a time period is to be calculated in months or years, the period will start at midnight on the day in which the triggering event occurred and shall terminate at midnight preceding the determined monthly or yearly anniversary of the triggering event (“de quantième à veille de quantième”).

1.17	In the event of any difficulty of interpretation, the rules set out in articles 1156 to 1164 of the Luxembourg Civil Code (Code Civil) shall apply.

1.18	This Agreement is deemed to replace and supersede any document possibly entered into by the Parties including but not limited to the letter of intent dated October 29, 2018.

2	SALE AND PURCHASE

2.1

Subject to the Conditions being satisfied, the Sellers shall sell and the Purchaser shall purchase the Shares on Completion. The ownership of the Shares shall be transferred to the Purchaser on Completion upon payment of the Consideration in accordance with clause 17.

2.2	The Shares shall be sold free and clear from any and all Encumbrances and together with all rights attaching or accruing to them, including the right to receive any future dividends and distributions.

2.3	The Consideration for the sale of the Shares shall be determined in accordance with clause 6.

2.4

The Sellers hereby expressly waive, and declare their intention to not exercise their pre-emption rights with respect to the acquisition of the Shares deriving from article 5 of the Company’s articles of association.

3	NO LEAKAGE

3.1	Each of the Sellers:

a)

warrants to the Purchaser that during the period starting on the Accounts Date (excluded) and ending on the date of Completion (included) (the Transition Period), there have been and there will be no Leakage other than the Permitted Leakage;

b)

warrants to the Purchaser that neither it nor any of its Connected Persons has, in its capacity as a director of the Company or a shareholder of the Company, or by the giving of instructions to any person consented to or voted in favour of any Leakage other than the Permitted Leakage; and

c)	undertakes to the Purchaser that no Leakage other than the Permitted Leakage will occur from the date of this Agreement to the date of Completion.

3.2	The Sellers will notify the Purchaser in writing within twenty (20) Business Days if they become aware of a payment or transaction which constitutes or which might constitute a breach of clause 3.1.

3.3

If the Purchaser becomes aware of any matter that gives or may give rise to a Leakage Claim the Purchaser must give notice of the Leakage Claim (Leakage Claim Notice) to the Sellers no later than twenty (20) Business Days after it becomes aware of the matter on which the Leakage Claim is based. The Leakage Claim Notice must contain:

a)	full details of the matter that gives or may give rise to the Leakage Claim;

b)	the basis for the allegation that the matter referred to in clause 3.3 a) constitutes a Leakage Claim; and

c)	if reasonably practicable, an estimate of the amount of the loss, if any, arising out of the Leakage Claim or the matter that gives or may give rise to the Leakage Claim; and

the Purchaser must provide any documentation and information in relation to the Leakage Claim.

3.4

Subject to clause 3.5 below and subject to the occurrence of the Completion, in the event of breach of the warranties and covenants set forth in clause 3.1 above, the Sellers undertake to pay to the Purchaser at the Purchaser’s first request an amount equal to the Leakage less the amount equal to any Tax benefit for any of the Purchaser, any member of the Purchaser’s Group or its Affiliates if any, on a euro for euro basis (or in such currency in which the Leakage occurred) within twenty (20) Business Days of (a) receipt by the Sellers of a valid Leakage Claim Notice in accordance with clause 3.3 or (b), if the Sellers dispute the Leakage Claim, upon final decision (décision de dernier recours) of the competent jurisdiction.

3.5

For the avoidance of doubt, the liability of the Sellers under this clause 3 will not be limited, restricted or excluded in any respect by any other provision of this Agreement. Any payment made by the Sellers to the Purchaser under this clause 3 will constitute an adjustment to the Consideration and will be treated as such by the Parties for all intents and purposes.

3.6	The obligations of the Sellers under this clause 3 are subject to the following limits:

3.6.1

A Leakage may not be repaid more than once to the Purchaser (and to the extent any payment resulting from a Leakage is due to the Purchaser in accordance with this clause 3, the Purchaser shall procure that the Company and the members of the Purchaser’s Group shall not claim for the payment of the same from any of the Sellers or the members of its Seller’s Group).

3.6.2

To the extent the Leakage concerns an item which is not the payment of a sum of monies, the amount to repay shall be equal to the loss incurred by the Company (an amount which places the Company in the same financial position as if such Leakage had not occurred).

3.6.3	To the extent any Leakage is received or made in favor of a given Seller or a member of such Seller’s Group, the repayment obligation shall be entirely borne by such Seller.

3.6.4

To the extent the Leakage is received by a third party and not by a Seller or a member of its Seller’s Group, the repayment obligation shall be borne (a) by the Seller for the account of whom such Leakage was paid or, (b) if such Leakage was paid for the account of all Sellers, by all Sellers, on a several basis (conjointement), pro rata its percentage in the share capital of the Company immediately before Completion.

3.7	The Sellers shall not be liable for any Leakage Claim unless the Leakage Claim Notice has been given by the Purchaser to the Sellers before February 15, 2020 at midnight.

3.8

The provisions in clauses 3.1 to 3.7 shall not in any respect be extinguished or affected by Completion but, for the avoidance of doubt, no claim may be brought in respect of these provisions unless and until Completion has occurred.

3.9

If the Sellers make a payment to the Purchaser pursuant to a Leakage Claim, which gives rise to a right of recovery or refund or repayment from a Tax Authority, the Purchaser shall, within twenty (20) Business Days of receiving such amount as has arisen from the Leakage Claim, repay to the

Sellers (so far as possible by way of adjustment to the Consideration), the lesser of (i) the amount so received and (ii) the amount paid by the Sellers pursuant to the Leakage Claim, less in both cases, any reasonable costs or expenses reasonably and properly incurred in receiving such amount.

4	CONDITION PRECEDENT

4.1	Regulatory Approval

4.1.1

The sale and purchase of the Shares is conditional on the fulfilment of the unconditional approval by the Supervisory Authority of the sale and purchase of the Shares and their subsequent transfer to the Purchaser and the unconditional acceptance of the Purchaser by the Supervisory Authority as new shareholder of the Company (the Regulatory Approval).

4.1.2	The Sellers shall use its best efforts to support the Purchaser’s efforts to procure the fulfilment of the Regulatory Approval.

4.1.3

Each Party shall use its best efforts to provide any further information or document upon request by the Supervisory Authority in view of the fulfilment of the Regulatory Approval and in order to cause the Completion to occur.

4.1.4	The Purchaser undertakes to inform the Sellers about any further communication with the Supervisory Authority and the status of the Regulatory Approval.

4.1.5	The Purchaser undertakes to use its best efforts in order to obtain the Regulatory Approval.

4.1.6

For the avoidance of doubt, however, none of the Parties shall be obliged to carry out any acts and measures which would materially change the character of the transaction contemplated under this Agreement.

4.2	Other conditions precedent

The sale and purchase of the Shares is conditional on the fulfilment of the following Conditions:

4.2.1

No Material Adverse Change in the business, financial or operational conditions or prospects of the Company shall have occurred. No facts or circumstances likely to result in such a Material Adverse Change shall have been revealed to any Party. The Sellers shall have delivered to the Purchaser an unqualified certificate to that effect.

4.2.2	No material breach of any of the Sellers’ Warranties has occurred on Completion. The Sellers shall have delivered to the Purchaser an unqualified certificate to that effect.

4.2.3

The employment agreement between the Company and the Seller 1 shall have been terminated by way of a common agreement on termination (résiliation d’un commun accord) substantially in the form attached as Schedule 12 (Part A) and, immediately thereafter, a fixed term employment agreement between the Purchaser and Seller 1 substantially in the form attached as Schedule 12 (Part B) shall have been entered into.

4.2.4	The new services agreement between TECH-IT and Karl Kneip in the form attached as Schedule 6 shall have been entered into.

4.2.5	The Company shall have its own accounting and payroll system which shall be totally separate from the Seller 2’s accounting and payroll system.

4.2.6

The Sellers shall have procured that the company TECH-IT Technologies S.A. has changed its name and adopted a name which do not include the term “TECH IT”. The Sellers shall have delivered proper evidence of this change of name to the Purchaser.

4.2.7	All Intercompany Receivables shall have been settled or reimbursed to the Company. The Sellers shall have delivered a duly executed letter substantially in the form attached as Schedule 9.

4.2.8

The board of directors of the Company shall have ratified the execution by the Seller 1, acting as director of the Company, of all the agreements entered into by the Company with clients and suppliers.

4.2.9	The Sellers shall deliver a first demand bank guarantee for an amount of EUR 700,000 for the benefit of the Purchaser (the Bank Guarantee).

4.3	General Principles

4.3.1

Each Party shall use its best efforts to procure that the Conditions for which it is responsible are satisfied before February 15, 2019 at midnight or any other later date as agreed by the Parties in their mutual interests (the Long Stop Date).

4.3.2

Each Party shall notify the other Party immediately upon, and no later than five (5) Business Days after, becoming aware of the satisfaction of any such Condition. If a Party becomes aware of the fact that a Condition will not be satisfied before the Long Stop Date, such Party shall notify the other Party within five (5) Business Days of it becoming aware of such fact.

4.3.3

The Conditions set out in clauses 4.2.1, 4.2.2, 4.2.5, 4.2.6, 4.2.7 to 4.2.9 are stipulated for the sole benefit of the Purchaser, who may waive them in all or part in its absolute discretion. All other Conditions cannot be waived otherwise than with the unanimous written consent of all Parties.

4.3.4

Any such waiver is without prejudice to the Purchaser’s possible right to indemnification in respect of a breach, inaccuracy of any Sellers’ covenant or, generally, any other right of the Purchaser hereunder.

4.3.5

If any of the conditions set out in clauses 4.1 and 4.2 are not satisfied on or before the Long Stop Date, this Agreement shall, except as otherwise agreed between the Parties, be terminated and the Parties shall cease to have any rights or obligations hereunder, provided that (i) clauses 1, 13, 14, 18, 23 and 24 and the provisions of Schedule 1 shall survive, and (ii) any rights accrued on or before such date hereunder shall survive termination.

4.3.6

The Purchaser may, in its absolute discretion, elect not to complete the sale and purchase of the Shares if the conditions stipulated for its own benefit under clause 4.2 are not satisfied on the Long Stop Date, provided that the Purchaser shall have the option to consider these conditions satisfied if the Sellers unconditionally undertake in writing for the benefit of the Purchaser, either (a) to remedy the breach or inaccuracy within thirty days or (b) to indemnify the Purchaser in full in respect of such breach or inaccuracy within the same period. For the avoidance of doubt, clause 4.3.4 shall apply to any waiver of condition(s) by the Purchaser pursuant to this clause 4.3.6.

4.3.7	For the avoidance of doubt, the Parties waive the application of Article 1179 of the Code Civil.

5 COMPLETION

5.1

Completion shall take place at the registered office of the Company at 10:00 a.m. on the fifth (5th) Business Day following the day on which the last of the Conditions is satisfied or waived or at any other day as the Parties may agree in writing (the Completion). At that time, the Parties shall execute a closing memorandum confirming, amongst others, that the Conditions are either satisfied or waived.

5.2

The title, beneficial ownership and risk attached to the Shares are transferred from the Sellers to the Purchaser upon record of the transfer of the Shares in the shareholders’ register in accordance with Schedule 2 and subject to clause 5.3.

5.3

Each Party undertakes to perform diligently and in good faith all actions referred to in Schedule 2 and execute all such documents as the other Party may reasonably direct it to in order to perfect the sale and purchase of the Shares and the execution of this Agreement.

5.4	At Completion, each of the Seller and the Purchaser shall observe and perform the provisions of Schedule 2.

5.5

The Parties acknowledge that Completion is subject to certain sequencing as set out in Schedule 2. The effectiveness of the actions taken by a Party pursuant to Schedule 2 is conditional upon the other Party duly taking the actions required to be taken by it pursuant to said Schedule 2. If any actions required to be taken on the date of Completion pursuant to Schedule 2 do not take place then any actions already taken shall be deemed never to have been taken (and, to the extent necessary, positive steps shall be taken to reverse such actions). Any sums already paid shall be reimbursed forthwith. In order to evidence that the Completion occurs in accordance with Schedule 2, the Parties undertake to sign upon Completion a closing memorandum confirming the same.

6	CONSIDERATION

6.1	Consideration payable on Completion

The consideration for the sale of the Shares shall be EUR 8,500,000 (the Consideration) payable by the Purchaser by wire transfer on Completion in the following proportion:

•	EUR 4,165,000 shall be paid by the Purchaser to Seller 1 in accordance with clause 17; and

•	EUR 4,335,000 shall be paid by the Purchaser to Seller 2 in accordance with clause 17.

6.2	Additional Consideration

An additional amount of EUR 500,000 (the Additional Consideration) shall be paid by the Purchaser to the Sellers in the following proportion if the EBIT for the financial year ending on December 31, 2018 is equal to or greater than EUR 1,555,000 (the EBIT Target):

•	EUR 245,000 shall be paid by the Purchaser to Seller 1 in accordance with clause 17;

•	EUR 255,000 shall be paid by the Purchaser to Seller 2 in accordance with clause 17.

For the purpose of this clause, the EBIT will be determined as of the close of the Company’s financial year ended on December 31, 2018 based on the Company’s audited annual accounts for the year ended on December 31, 2018 and calculated in accordance with Schedule 8. If based on such calculation the EBIT Target has been reached or exceeded as of the close of the Company’s financial year ended on December 31, 2018, the Purchaser shall pay the Additional Consideration to the Sellers in the proportions set out above within twenty (20) Business Days following the approval of the Company’s audited annual accounts for the year ended on December 31, 2018 by the Purchaser acting as shareholder of the Company.

In the event the EBIT Target has not been reached or exceeded as of the close of the Company’s financial year ended on December 31, 2018, the Purchaser shall inform and send a notice to the Sellers in that respect including a copy of the Company’s audited annual accounts for the year ended on December 31, 2018 as well as the Purchaser’s calculation of the EBIT within twenty (20) Business Days following the approval of the Company’s audited annual accounts for the year ended on December 31, 2018 and the Additional Consideration will not be paid.

The Purchaser shall provide the draft of the annual accounts for the year ended on December 31, 2018 to the Sellers no later than April 30, 2019. The Sellers shall notify its comments on these draft annual accounts within twenty (20) Business Days from receipt. If, by expiry of the twenty (20) Business Days following receipt, the Sellers have not reacted in writing, the Sellers shall be deemed to have approved these draft annual accounts. In case of a disagreement between the Sellers and the Purchaser as to these draft annual accounts, the Purchaser and the Sellers shall try to settle their disagreement amicably within ten (10) Business Days of the receipt by the Purchaser of the Sellers’ comments. If the disagreement between the Purchaser and the Sellers consists in a different valuation of one or more accounting items resulting in a variation of the EBIT of less than EUR 40,000, the draft annual accounts established by the Purchaser shall be retained and there shall be no disagreement between the Purchaser and the Sellers. If the Purchaser and the Sellers cannot resolve their disagreement by negotiation within the above ten (10) Business Days, the matter shall be settled by the Independent Accounting Expert and the fees of the Independent Accounting Expert shall be borne by the Sellers, pro rata between them to their respective shareholding in the Company immediately before Completion.

7	POST-COMPLETION

7.1	Extraordinary Shareholders’ Meeting

7.1.1

At Completion (or immediately following Completion), the Purchaser shall procure that an extraordinary shareholders’ meeting of the Company is held at which it is resolved to, among others, acknowledge the resignation of the current directors of the Company, appoint new directors and change the registered office of the Company. In the same resolutions, the Purchaser undertakes to vote in favour of the provisional discharge of the liabilities of the Company’s directors in function until Completion and to undertake to grant them final discharge at the shareholder’s meeting approving the annual accounts closing on December 31, 2018 (or at any such other date if the Purchaser decides to change the financial year and/or date of the approval of the annual accounts of the Company) except in case of willful misconduct (faute intentionnelle) or gross negligence (faute lourde).

7.1.2

The Purchaser procures in this respect that the Company shall comply with all formalities regarding this shareholders’ meeting, including the lodging with competent authorities and the publication thereof. The Purchaser shall provide a copy of the signed shareholders’ resolutions to the Sellers immediately after execution.

7.1.3

The Purchaser agrees and undertakes, for itself and on behalf of its Affiliates, to cause all shareholders of the Company (i) to vote at the Company’s shareholders’ meeting referred to under clause 7.1.2 and (ii) at the Company’s annual shareholders’ meeting approving the annual accounts closing on December 31, 2018 (or at any such other date if the Purchaser decides to change the financial year and/or the date of the approval of the annual accounts of the Company) in favour of all resolutions releasing the directors of the Company who resigned at Completion from any liability arising from the performance of their duties until Completion except in case of willful misconduct (faute intentionnelle) or gross negligence (faute lourde).

7.2	Preservation of Information

(a)

Each of the Purchaser and the Sellers, each individually and not jointly, shall, and shall procure that the Company shall, preserve all documents, records, correspondence, accounts and other information related to the Company and dated before the Completion that have been transferred by the Sellers to the Purchaser at Completion (the Preserved Information) for a period of five (5) years from Completion or such longer period as prescribed by applicable laws.

(b)

The Sellers are entitled to keep a copy of the Preserved Information for a period of five (5) years from Completion or such longer period as prescribed by applicable laws if it deems so appropriate. To the extent permitted by law and by any agreement to which the Company is party, the Purchaser shall procure that the Company will allow the Sellers and their financial, accounting, legal or other advisers access to the Preserved Information, including the right to make copies, for the purposes of the filing, reporting, audit and compliance requirements of the Sellers and in the case of Third Party Claims.

8	SELLERS’ WARRANTIES AND INDEMNITIES

8.1	General principles

8.1.1

The Purchaser and the Sellers have extensively discussed and negotiated the Sellers’ Warranties to be given by the Sellers to the Purchaser. To the extent permitted, the Purchaser and the Sellers have decided to depart from the legal guarantees given as a matter of Luxembourg law by a seller to a purchaser with respect to the sale of shares in a Luxembourg company and to agree on contractual guarantees as stated in this Agreement.

8.1.2

Except for those warranties that cannot be renewed by nature and subject to clause 8.2, each of the Seller warrants to the Purchaser that, each of the warranties set out in Schedule 3 (the Sellers’ Warranties) is on the date of this Agreement and, if so provided in Schedule 3, shall on the date of Completion be, true, accurate, complete and not misleading.

8.1.3

Any express or implied reference in the Sellers’ Warranties (or elsewhere in this Agreement but in relation to the Sellers’ Warranties) to the “date of this Agreement” shall, unless otherwise provided, be construed as being also a reference to “the date of Completion”.

8.1.4

The Purchaser acknowledges and agrees that the Sellers’ Warranties are the only representations, warranties or other assurances that the Purchaser requires to be given by the Sellers, and at the time of entering into this Agreement the Purchaser is not aware of any breach of the Sellers’ Warranties.

8.1.5

Each of the Sellers hereby waives any rights of recourse and any other claim or right of action against the Company in respect of any defect in any information or advice supplied by or on behalf of the Sellers in connection with the Sellers’ Warranties or otherwise.

8.1.6

The Sellers’ Warranties and any Warranty Claim shall be subject to the limitations and other provisions set out in Schedule 4. For the avoidance of doubt, none of the limitations set out in Schedule 4 shall apply (i) to a Leakage Claim, (ii) to the Fundamental Sellers’ Warranties and (iii) if and to the extent any Warranty Claim arises as a result of any fraud or gross negligence (faute lourde) by the Sellers at any time.

8.2	Disclosed Information

8.2.1	The Purchaser acknowledges and agrees that:

(i)	the Data Room has been constructed in good faith by both Parties and that the Sellers included all the documents requested by the Purchaser.

(ii)

the Purchaser acknowledges that the Data Room does not contain all the agreements to which the Company is party or all documents relating to the Company. More specifically, the Data Room only contains a sample of the agreements entered into by the Company with its clients. Furthermore, the Data Room does not include an exhaustive list of all the current clients or prospects of the Company.

(iii)

the Purchaser has performed, with the assistance of professional advisors and based on the Data Room Documents, a legal, regulatory, tax and financial due diligence investigation with respect to the Shares, the Company, the Permits and the Assets (the Due Diligence Investigation) and has carried out all and every analysis and due diligence it has deemed necessary in this respect;

(iv)

for the purposes of the Due Diligence Investigation, the Purchaser has had (and its advisors have had) sufficient opportunity to make its own assessment of the Disclosed Information, to submit questions to, and receive answers from, the Sellers and its advisors on any matter that it deemed proper and necessary for the purpose of entering into this Agreement;

(v)

the Purchaser has been able to raise with the Sellers and the Company any and all issues which it considers material and/or relevant in connection with the transaction contemplated hereby and does not have any further question.

8.2.2

On Completion, the Sellers shall deliver a CD, USB or CD-ROM with (i) all the Data Room Documents and (ii) all the documents relating to the Company executed between the date of signing and Completion (together with a list of the same). The Sellers authorise the Purchaser’s to check within thirty (30) Business Days from Completion that the documents recorded into the CD, USB or CD-ROM are identical to the Data Room Documents reviewed by the Purchaser. If the Purchaser fails to react within the above timeframe, the Purchaser shall be deemed to have acknowledged receipt of the CD, USB or CD-ROM. The Purchaser agrees that the above shall have no impact on the terms and conditions of this Agreement and that nothing in this clause shall be interpreted as giving any right to the Purchaser to interfere within the conduct of business of the Company between the signing of this Agreement and Completion or to challenge the Completion other than those expressly provided in this Agreement.

8.2.3

The Disclosed Information shall be deemed disclosed to the Purchaser. Accordingly, notwithstanding any other provision of this Agreement, the Sellers shall not be liable in respect of any matter giving rise to a breach of any of the Sellers’ Warranties or of any other obligations of the Sellers under this Agreement to the extent that the Sellers demonstrate that, at Completion, the Purchaser or their advisors were aware of such breach, because the facts and circumstances giving rise thereto have been disclosed and were known to the Purchaser or their advisors on the basis of the (i) Disclosed Information and/ or (ii) the Due Diligence Investigation.

9	PURCHASER’S WARRANTIES

9.1	The Purchaser warrants to the Sellers that:

(a)	it is duly organised and validly existing under the laws of the Grand Duchy of Luxembourg;

(b)

it has the power to execute and deliver this Agreement and each of the documents to be entered into by it on or before Completion (the Purchaser’s Completion Documents) and to perform its obligations under each of them and has taken or, in the case of the Purchaser’s Completion Documents, will at the time of execution have taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(c)	this Agreement constitutes and, each of the Purchaser’s Completion Documents will, when executed, constitute legal, valid and binding obligations of the Purchaser in accordance with its terms;

(d)

the execution and delivery by the Purchaser of this Agreement and each of the Purchaser’s Completion Documents and the performance of the obligations of the Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of: (i) the constitutional documents of the Purchaser; or (ii) any agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Transaction;

(e)

except as provided in Clause 4.1, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this Agreement and each of the Purchaser’s Completion Documents have been obtained or made (as the case may be) and are (and at the Completion will) be in full force and effect at the time of execution and all conditions of each such authorisation have been complied with;

(f)

it has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this Agreement and each of the Purchaser’s Completion Documents; and

(g)

it is in compliance with all applicable Luxembourg and European regulations in relation to the fight against money laundering and combating terrorism, including without limitation the Money Laundering Laws and also that the fulfilment of its obligations under this Agreement will not violate applicable statutory regulations for the avoidance of bribery including those for the prevention of bribery of government officials or others.

10	PROTECTIVE COVENANTS

10.1

Save as otherwise provided in this Agreement (such as the Permitted Actions, the Permitted Leakage and the Permitted Distribution) or as otherwise agreed in writing by the Purchaser, the Sellers undertake, warrant and shall procure that during the Transition Period, the Company shall or shall have:

(a)

conduct/conducted its business in the ordinary course, on a going concern basis, and in accordance with normal and prudent business practices, consistent with past practices and in accordance with any applicable law;

(b)	maintain/maintained its books and records up-to-date and in accordance with past practices and applicable law;

(c)	keep/kept available the services of its management and employees;

(d)	maintain/maintained relationships with its agents, customers and suppliers and other persons having business relationship with the Company consistent with past practices;

(e)	manage/managed working capital in the ordinary course of business and consistent with past practices; and

(f)	comply/complied with all legal requirements under any applicable law.

10.2

Without prejudice to the generality of clause 10.1 but save for the Permitted Actions, the Permitted Leakage and the Permitted Distribution, the Sellers undertake, warrant and procure that, during the Transition Period, the Company has not or shall not without the express written consent of the Purchaser:

(a)	make/made any change in the accounting procedures, principles or practices of the Company;

(b)

authorize/authorized or incur/incurred any indebtedness for borrowed money, make/made any drawing under any credit facility agreement, make/made any capital expenditures, or agree/agreed to become subject to any obligation or liability, for an aggregate amount exceeding EUR 25,000;

(c)	make/made or agree/agreed to make any investment for an aggregate amount exceeding EUR 25,000;

(d)	acquire/acquired or enter/entered into an agreement to acquire the shares or assets of any other company, or the whole or any part of the undertaking of any other company or person;

(e)	make/made any change or deviation from the Company’s compliance policies;

(f)	make/made any change or deviation from the Company’s anti-money laundering policies;

(g)

sell, lease/leased transfer/transferred, create/created any Encumbrance in respect of, or otherwise dispose/disposed of, any line of business and any part of the Assets, including the client portfolio, and the Shares;

(h)	incur/incurred further financial debts;

(i)	issue/issued any securities;

(j)	declare/declared any dividends or “tantièmes” other than a Permitted Leakage;

(k)

increase/increased or decrease/decreased its share capital, create/created or issue/issued any further shares or amend/amended its articles of association, redeem/redeemed or purchase/purchased any Shares;

(l)	resolve/resolved to wind-up, merge or de-merge;

(m)	make/made any payments;

(n)

make/made any change in the terms and conditions of employment or services of any of its directors and employees, except changes resulting from any amendments that were made to applicable collective bargaining agreements, applicable law or in line with past practice as consistently applied by the Company or increase any salary or compensation of any nature with annual costs in excess of EUR 25,000 in aggregate;

(o)	promise/promised or pay/paid any employees any bonus other than in the ordinary course of business and consistent with past practice;

(p)

enter/entered into employment or services contract with annual costs in excess of EUR 75,000 or terminate/terminated any employment or services contract with indemnity or costs in excess of EUR 25,000 in aggregate;

(q)	enter/entered into, modify/modified or terminate/terminated any Material Contract;

(r)	discontinue/discontinued or cease/ceased to operate all or part of business;

(s)	pass/passed any resolution of its shareholders in extraordinary general meeting; or

(t)	take/taken any preparatory action, enter/entered into any commitments or agree/agreed, conditionally or otherwise, to do any of the foregoing.

10.3

Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that nothing contained in this clause 10 shall operate so as to restrict the Sellers or the Company from taking any action which is (i) necessary to comply with any applicable law, regulations or guidelines (ii) necessary to comply with its contractual obligations towards its clients, (iii) required by the Supervisory Authority, or (iv) contemplated, permitted or required pursuant to this Agreement.

11	OTHER PRE-COMPLETION COVENANTS OF THE SELLERS

11.1	Termination of the Intra-Group Services and Agreements

The Sellers agree, and to the extent applicable shall procure that all agreements between the Company and the Sellers or any of their Affiliates (each an Intra-group Agreement), except the services agreement referred to under Section 4.2.4 and attached hereto as Schedule 7, shall be terminated in full at Completion, without any penalty, indemnity or notice period or any further liability for the Company resulting from such termination. The Sellers shall have delivered to the Purchaser an unqualified certificate to that effect.

11.2	Collaboration

During the Transition Period, the Sellers shall collaborate fully with the Purchaser and shall cause the Company’s management and employees to fully collaborate with the Purchaser in order to prepare and facilitate the change of control over the Company and the Company’s integration in the Purchaser’s group.

11.3	Access to Information

To the extent permitted by applicable laws and by any agreement to which the Company is party, the Sellers shall provide the Purchaser and its employees, accountants, counsel and other authorized representatives, during the Transition Period, any financial information relating to the Company, including the Company’s forecast and business plan, upon reasonable advance notice and to the extent such access does not adversely affect the good conduct of business of the Company and does not contain any personal data relating to the clients, suppliers and employees of the Company.

11.4	Notification of breaches of Sellers’ Warranties

11.4.1

During the Transition Period, the Sellers shall promptly give notice to the Purchaser of the occurrence of any action, fact or event that results or can reasonably be expected to result in any of the Sellers’ Warranties being untrue, inaccurate, incomplete or misleading as of the date of this Agreement or the date of Completion. This notice shall be given within five (5) Business Days of the Sellers becoming aware of the occurrence of such action, fact or event and in any event prior to the date of Completion, and shall set out the details of such action, fact or event.

11.4.2	The Sellers shall make (at their own cost) any investigation concerning such relevant action, fact or event as the Purchaser may require.

11.5	Notification of breaches of Sellers’ Covenants

During the Transition Period, the Sellers shall promptly give notice to the Purchaser of the occurrence of any action, fact or event that constitutes or can reasonably be expected to constitute a breach of any of the Sellers’ covenants contained in clause 10. This notice shall be given within five (5) Business Days of the Sellers becoming aware of the occurrence of such action, fact or event and in any event prior to the date of Completion, and shall set out the details of such action, fact or event. Notwithstanding the foregoing, any failure or delay of the Sellers in providing such a notice shall not release the Sellers from any of its obligations under this Agreement and in particular under clause 1 of Schedule 4.

12	NON-SOLLICITATION AND NON-COMPETITION

12.1

Each Seller, individually and not jointly, covenants with the Purchaser, the Company and each other member of the Purchaser Group (with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Company and as a constituent part of this Agreement) that, except with the consent in writing of the Purchaser

(a)

within a period ending on the later of (i) four (4) years following the date of Completion or (ii) two (2) year after termination of the employment contract, it will refrain from headhunting employees of the Company to or employing, or offering to conclude any contract of services or employment with, any person who is at or was during the year preceding (and including) the date of Completion employed in any capacity by, or engaged as a consultant to, or a director of the Company, the Purchaser or a Purchaser’s Affiliate; for the avoidance of doubt, the performance of the Permitted Action does not amount to a breach of such a provision;

(b)

within a period of four (4) years following the date of Completion, (i) it will refrain from soliciting, approaching or enticing away, or causing to be solicited, approached or enticed away, clients being part of the Company’s client portfolio as of the date of Completion, as well as any representatives, brokers or other intermediary of the Company for the purpose of offering to that person any products and services offered by the Company during the year preceding (and including) the date of Completion; and (ii) it will not, either on its own account or in conjunction with or on behalf of any other person, canvass, solicit or approach or cause to be canvassed, solicited or approached any person who shall at any time within the year preceding Completion have been a client or customer, prospective client or customer, representative or agent of the Company or in the habit of dealing with the Company for the purpose of offering to that person goods or services that are of the same type as or similar to any goods or services supplied by the Company at Completion;

(c)

not make use or disclose or divulge to any person any information of a secret or confidential nature, whether in writing or in other tangible or intangible form, relating to the business or the affairs of the Company, or the Company’s customers or intermediaries (including, without limitation, any information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs, customer information, customer databases, customer lists) unless compelled by applicable law or the mandatory rules or requirements of any regulatory authority (which includes where required by the Supervisory Authority or any other regulatory body or prosecutor); and

(d)

within a period of three (3) years following the date of Completion and, with respect to the Seller 1, provided this prohibition is in compliance with article 125-8 of the Luxembourg employment code, as amended from time to time, it will not, in the Grand Duchy of Luxembourg, in Belgium and in France, either on its own account or in conjunction with or on behalf of any other person carry on or be engaged, concerned or interested, directly or indirectly, as shareholder or partner or become a self-employed employee, in any business that competes with the business carried on by the Company in any of those countries during the year preceding Completion; for the avoidance of doubt, the Seller 1 is expressly authorised to become an employee of any entity carrying on such competing business in any jurisdictions.

12.2	Each Seller shall cause each of the members of its Sellers’ Group to observe this clause 12.

12.3

If the Purchaser becomes aware of any infringement of the provisions of this clause 12 by any of the Sellers, the Purchaser shall give a notice to that Seller enjoining it to cease any such infringement within fifteen (15) Business Days. In case of failure to comply with this injunction, this Seller shall pay to the Purchaser liquidated damages whose amount is hereby agreed by the Parties as a lump sum of EUR 750,000.-, to be increased with EUR 2,500.- for each day, or part of a day, that such infringement continues after the first day of infringement, without prejudice to the Purchaser’s right to claim additional damages, if it can establish that it has incurred a loss exceeding the above amounts.

12.4

Each Seller acknowledges that the provisions of this clause 12 are reasonable and necessary to protect the legitimate interests of the Purchaser. However, if any of the provisions of this clause 12 shall ever be held to exceed the limitations in duration, geographical area or scope, or other limitations imposed by applicable law, they shall not be nullified but the Parties shall be deemed to have agreed to such provisions that conform with the maximum permitted by applicable law, and any provision of this clause 12 exceeding such limitations shall be automatically reformed accordingly.

13	ANNOUNCEMENTS AND CONFIDENTIALITY

13.1

Each Party undertakes, individually and not jointly, to keep confidential the existence, the provisions and the subject matter of this Agreement and shall not disclose it to anyone, except in the following circumstances:

(a)

if and to the extent disclosure is required by law or a competent judicial or regulatory body; in any of the above circumstances, the Parties will consult with each other on the form, content and timing of such disclosure; or

(b)	if and to the extent disclosure is required to vest the full benefit of this Agreement in the Sellers or the Purchaser.

13.2

Notwithstanding the provisions of clause 13.1, the Parties will agree with each other and the Supervisory Authority on the form, content and timing of a press release concerning the Transaction to be delivered immediately after signing and agree to only use such texts for internal or external communications as have been approved by both Parties and the Supervisory Authority.

14	NOTICES

14.1

Any notice or other communication to be given under this Agreement must be in writing and must be delivered or sent by post satisfying the conditions provided in clause 14.1 (with a copy by email which shall however not constitute a notice for the purpose of this Agreement) to the Party to whom it is to be given as follows:

(a)	to the Seller 1 at:

Hamid Kaddour

29 Cite Millewee L-8064 Bertrange, Grand Duchy of Luxembourg

Email: hkaddour@tech-it.lu

(b)	to the Seller 2 at:

KARP-KNEIP Participations S.A.

14 rue Michel Flammang L-1524 Luxembourg, Grand Duchy of Luxembourg

Email: fthiry@karpkneip.lu

marked for the attention of François Thiry

(c)	to the Purchaser at:

Computer Task Group Luxembourg PSF S.A.

Address: 10A Zone Industrielle de Bourmicht L-8070 Bertrange

Email: renald.wauthier@ctg.com

marked for the attention of Rénald Wauthier

with a copy (which copy shall not constitute notice) to:

Guido Helsloot

Address: Woluwelaan 140A, 1831 Diegem, Belgium

Email: guido.helsloot@ctg.com

Filip Gydé

Address: Woluwelaan 140A, 1831 Diegem, Belgium Email: filip.gyde@ctg.com

Peter Radetich

Address: 800 Delaware Avenue, Buffalo, NY 14209-2094, USA

Email: peter.radetich@ctg.com

or at any such other address or email of which it shall have given notice for this purpose to the other Party under this clause. Any notice or other communication sent by post shall be sent by registered letter requesting a return receipt (if the country of destination is the same as the country of origin) or by express courier with evidence of receipt (if the country of destination is not the same as the country of origin).

14.2	Any notice or other communication shall be deemed to have been given if delivered, on the date of delivery.

14.3

In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by registered post requesting a return receipt or by express courier with evidence of receipt.

14.4

This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

15	FURTHER ASSURANCES

On or after Completion each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other Party may from time to time require in order to vest any of the Shares in the Purchaser or as otherwise may be necessary to give full effect to this Agreement.

16	ASSIGNMENTS

None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the Sellers and the Purchaser and any such purported assignment or transfer shall be void.

17	PAYMENTS

17.1

Unless otherwise expressly stated, each payment to be made under this Agreement shall be made in Euros by transfer of the relevant amount, in immediately available funds, free of set-off, costs, deduction or withholding into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

(a)	if that payment is to the Seller 1, the account of the Seller 1 at:

bank:                           BGL BNP Paribas

account number:         LU90 0030 6591 8810 0000

BIC code:                   BGLLLULL

or such other account as the Seller 1 shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)	if that payment is to the Seller 2, the account of the Seller 2 at:

bank:                           BIL

account number:         LU90 0025 1048 1197 8500

BIC code:                   BILLLULL

or such other account as the Seller 2 shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(c)	if that payment is to the Purchaser, the account of the Purchaser at:

bank:                             BGL BNP Paribas

account number:           LU47 0030 7502 4480 0000

BIC code:                      BGLLLULL

or such other account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Sellers for the purpose of that payment.

17.2

If a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at the legal interest rate, which interest shall accrue from day to day, on the basis of a year of 360 days, and be compounded annually.

18	GENERAL

18.1

If any provision in this Agreement is void or non-applicable but would be valid if some part of the provision were deleted or restricted, the provision in question shall apply with such deletion or restriction as may be necessary to make it valid.

18.2	The nullity or non-applicability of any provision of the Agreement shall not affect the validity or applicability of other provisions of the Agreement, which shall remain in full force and effect.

18.3	This Agreement may only be amended in writing and where such amendment is signed by all the Parties.

18.4

Except as otherwise expressly provided in this Agreement, each Party shall pay the fees, costs and expenses incurred by it in connection with the entering into and completion of this Agreement including, without limitation, those fees, costs and expenses incurred in connection with its obligations in satisfying the Conditions. Under no circumstances shall the Company bear any cost or expense incurred by the Sellers in connection with this Agreement.

18.5

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts. Each counterpart is an original, but all counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by e-mail (pdf) or fax shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

18.6	The rights of each Party under this Agreement may be waived only in writing and specifically.

19	COOPERATION DUTIES OF THE COMPANY

19.1	Upon execution of this Agreement, the Company acknowledges the sale of the Shares from the Sellers to the Purchaser with effect as of the date of Completion.

19.2

The Sellers and of the Purchaser hereby appoint the Company in order to evidence and record the transfer of the Shares from the Sellers to the Purchaser in its shareholder register as of the date of Completion.

20	NO RESCISSION

Save as explicitly provided in this Agreement, the Parties waive their rights, if any and whether in whole or in part, to annul, rescind or terminate this Agreement, or to request such annulment, rescission or termination after Completion, including on the basis of general provisions of contract law such as, for the avoidance of doubt, Article 1184 of the Code Civil.

21	EXCLUSIVE REMEDY

Except in the case of intentional misrepresentations or misconduct (“dol”), the Sellers’ Warranties given to the Purchaser and the limitation to the Warranty Claims set out in clause 8 exclude any other rights or remedies (such as nullity of this Agreement) that may be available to the Purchaser under Luxembourg law with respect to a breach of the Sellers’ Warranties. The Purchaser’s rights and remedies under any other provisions of this Agreement shall not exclude or limit any other rights or remedies that may be available to the Purchaser under Luxembourg law.

22	WHOLE AGREEMENT

This Agreement contains the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the Parties relating to these transactions.

23	ALLOCATION OF LIABILITIES BETWEEN THE SELLERS

23.1

The Sellers are, jointly and severally bound by, and liable for, all of the Sellers’ Warranties in accordance with the terms and conditions of this Agreement and for all covenants, obligations, agreements and undertakings of the Sellers towards the Purchaser under this Agreement except for those relating to clauses 7.2, 12 and 13 for which each Seller is individually and not jointly liable towards the Purchaser in proportion of its percentage in the share capital immediately before Completion unless otherwise expressly provided in this Agreement.

23.2

The Sellers’ obligations under this Agreement are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the Sellers’ obligations under this Agreement and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from any of the Sellers under this Agreement, or pursuit of any other right or remedy against any of the Sellers through the commencement of legal proceedings or otherwise.

23.3

Each of the Sellers acknowledges and agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Purchaser to assert any claim or demand or to enforce any right or remedy against any of them except in the circumstances described in clause 3 of Schedule 4 with respect to the Sellers’ Warranties and clauses 3.3 and 3.7 with respect to a Leakage Claim; (ii) any change in the time, place or manner of payment or performance of any of the Sellers’ obligations under this Agreement or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement; (iii) any change in the corporate existence, structure or ownership of the Sellers; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Sellers; (v) the existence of any claim, set-off or other right which any of the Sellers may have at any time against the other Seller, whether in connection with the Sellers’ obligations under this Agreement or otherwise; or (vi) the adequacy of any means the Purchaser may have of obtaining payment or performance related to the Sellers’ obligations under this Agreement.

24	GOVERNING LAW AND JURISDICTION

24.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of the Grand Duchy of Luxembourg.

24.2

The courts of Luxembourg-city have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the courts of Luxembourg-city. The parties waive any objection to the Luxembourg courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

Schedule 1 - Definitions

1.	In this Agreement:

Additional Consideration has the meaning set out in clause 6.2;

Affiliates means in relation to an entity means any entity:

•	directly or indirectly Controlling;

•	Controlled by; or

•	under direct or indirect common Control with, that entity.

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Sellers and the Purchaser or otherwise by or on behalf of the Sellers and the Purchaser and which is attached as a schedule to this Agreement with such changes as the Sellers and the Purchaser may agree in writing before Completion;

Agreement means this sale and purchase agreement entered into between the Sellers and the Purchaser including all schedules thereto, as may be amended from time to time in accordance with clause 18.3;

Assets has the meaning set out in Schedule 3;

Bank Guarantee has the meaning set out in clause 4.2.9.

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Luxembourg, Grand Duchy of Luxembourg for normal business;

Claim means any claim, cost (including legal costs), damages, debt, expense, Tax, liability, loss, obligation, allegation, suit, action, demand, cause of action, proceeding or judgment of any kind however calculated or caused, and whether direct or indirect, consequential, incidental or economic.

Claim Notice has the meaning as set out in Schedule 4;

Code Civil has the meaning set out in clause 1.17;

Company has the meaning set out in recital (A);

Completion has the meaning as set out in clause 5;

Conditions means the conditions precedent to the sale and purchase of the Shares set out in clause 4;

Connected Person shall be interpreted as follows:

a) a person is connected with an individual if that person is the individual’s spouse, or civil partner or a child;

b) except in relation to acquisitions or disposal of partnership assets pursuant to bona fide commercial arrangements, a person is connected with any person with whom he is in partnership, and with the spouse, civil partner or child of that person;

c) a body corporate is connected with another body corporate:

(i)	if the same person has Control of both, or a person has Control of one and his Connected Persons, or he and his Connected Persons, have Control of the other; or

(ii)

if a group of two or more persons has Control of each body corporate, and the groups either consist of the same persons or could be regarded as consisting of the same persons by treating (in one or more cases) a member of either group as replaced by a person with whom he is connected;

d) a body corporate is connected with another person if that person has Control of it or if that person and its Connected Persons together have Control of it; and

e) any two or more persons acting together to secure or exercise Control of a body corporate shall be treated in relation to that body corporate as connected with one another and with any person acting on the directions of any of them to secure or exercise Control of the body corporate.

CNPD means the Commission Nationale pour la Protection des Données (the Luxembourg data protection authority);

Control means:

(a)	in the case of a body corporate the ownership of or the ability to direct:

•	a majority of the issued shares entitled to vote for election of directors (or analogous persons);

•

the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors (or analogous body or bodies, including management boards and supervisory boards) on all or substantially all matters; or

•	a majority of the voting rights exercisable at general meetings of the shareholders on all or substantially all matters; or

(b)	in the case of any other person the ownership of or the ability to direct, a majority of the voting rights in that person; or

(c)

in the case of a body corporate or any other person, the direct or indirect possession of the power to direct or cause the direction of its financial and operational management and policies (whether through the ownership of voting shares, by a management or advisory agreement, by contract, by agency or otherwise), and Controlled and Controlling shall be construed accordingly;

Consideration has the meaning set out in clause 6.1;

Controller has the meaning as set out in the GDPR;

Damages Payment has the meaning set out in Schedule 4;

Data Breach means has the meaning as set out in the GDPR;

Data Protection Legislation means the GDPR and the Luxembourg Data Protection Law;

Data Room means the electronic data room hosted by Drop Box and accessible to the Purchaser and its advisors from October 19, 2018 to December 19, 2018;

Data Room Documents means the documents included in the Data Room and contained in the USB or CD-ROM delivered by the Sellers to the Purchaser upon Completion. For the avoidance of doubt, the Data Room Documents include the questions from the Purchaser and its representatives, employees or advisors and the answers from the Sellers and its representatives, employees or advisors.

Data Subjects has the meaning as set out in the GDPR;

Disclosed Information means (i) the uploaded Data Room Documents between October 19, 2018 and December 19, 2018 , including all and every information included therein, (ii) the questions raised by the Purchaser and its representatives, employees or advisors and the written answers provided by the Sellers and its representatives, employees or advisors, including all and every information included therein, and (iii) the Public Information available up to December 19, 2018;

Due Diligence Investigation has the meaning set out in clause 8.2.1 (iii);

EBIT means the Company’s earnings before interest and taxes which shall include the other operating income and charges as appear in the audited annual accounts of the Company for the year ended on December 31, 2018 established pursuant to Lux GAAP and using the same policies and procedures and the same accounting methods and assumptions as those consistently applied and used by the Company in preparing its audited financial statements for the last three (3) financial years and determined in accordance with the calculation methodology described in Schedule 7.

EBIT Target has the meaning set out in clause 6.2;

Encumbrance means any mortgage, charge, pledge, lien, right of usufruct or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, any options, restrictions, warrants, pre-emption rights, rights of first offer and rights of first refusal, and any equity, right or interest of any third party of any nature or other type of preferential arrangement (including any title transfer and retention arrangement) having similar effect;

Excess Recovery has the meaning set out in Schedule 4;

GDPR means the General Data Protection Regulation (EU) 2016/679;

Independent Accounting Expert means Ernst & Young having its registered office at [35E Avenue John F. Kennedy L-1855 Luxembourg] or any other accounting expert designated by the Sellers and the Purchaser.

Information Technology means any computer and data processing systems, information and communications technologies used in or for the business of the Company, including hardware and software;

Intellectual Property Rights means all rights in and to intellectual property, including rights in (a) patents, utility models and inventions; (b) know-how, data, confidential information and trade secrets; (c) trade marks including “Tech-IT” and “Promaides”, service marks, logos, trade names, trade dress and domain names; (d) copyrights and author rights notably on information and communications technologies, including hardware, software (source or executable) including the Logiciel

“Promaides”, networks and associated documentation or websites pages and database rights; (e) designs; and (f) all forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same; in each case: (i) whether unregistered or registered (including all applications, rights to apply, continue, re-issue, extend and renew and rights to claim priority); (ii) including all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals; (iii) including all relevant documentation and records but (iv) excluding any rights in and to intellectual property relating to IT products developed by the Company for clients and acquired or transferred to such clients by virtue of law or the agreement entered between the Company and such clients;

Intercompany Receivables means the receivable between the Seller 1 as borrower and the Company as lender for an amount of EUR 168,842.09 ;

Intra-Group Agreement has the meaning set out in clause 11.1;

Leakage has the meaning set out in Schedule 5;

Leakage Claim means a Claim for any Leakage occurring pursuant to a breach of clause 3.1;

Leakage Claim Notice has the meaning set out in clause 3.3;

Locked-Box Accounts means the unaudited accounts of the Company dated September 30, 2018 established pursuant to Lux GAAP and using the same policies and procedures and the same accounting methods and assumptions as those consistently applied and used by the Company in preparing its audited financial statements for the last three (3) financial years, a copy of which is attached as Schedule 10;

Locked-Box Accounts Date means September 30, 2018;

Long Stop Date has the meaning set out in clause 4.3.1;

Losses has the meaning as set out in Schedule 4;

Lux GAAP means the Luxembourg generally accepted accounting principles;

Luxembourg Data Protection Law means the Luxembourg Law of August 1, 2018 on the organisation of the CNPD and the general data protection regime;

Material Adverse Change means (i) any material adverse change, event, circumstance or development (or any material change, event, circumstance or development reasonably likely to involve a prospective material adverse change) in the business, financial, operational conditions or prospects of the Company, whereby a change, event, circumstance or development shall be deemed to be “material” for the purposes of this definition if (i) the impact thereof is (or may reasonably be expected to be) at least EUR 40,000, or (ii) it significantly adversely affects, delays or prevents the Company’s ability to perform its business or any significant obligation (including the termination of Permits) under this Agreement;

Material Contract means any (a) contract, agreement, arrangement or other obligation (other than insurance contracts or insurance policies entered into by the Company in the ordinary course of business and consistent with past practices), entered into by the Company, and which may expose the Company to a liability or provides for aggregate payments by the Company in excess of EUR 40,000;

Money Laundering Laws has the meaning set out in Schedule 3;

Movable Assets has the meaning set out in Schedule 3;

Party means either each of the Seller or the Purchaser and Parties means the Sellers and the Purchaser;

Permitted Actions means the termination of the employment agreement with Stéphane Blanck by the Company before Completion and the hiring of Mr Stéphane Blanck by the Seller 2.

Permitted Distribution means the advance on dividend for an aggregate amount of EUR 1,650,000 to be declared and paid by the Company to the Sellers before Completion:

Permitted Leakage means any of the following:

(a) payment of salaries, social security contributions, reasonable benefits and travel reimbursement, Taxes linked to salaries, expenses and consultancy fees paid in accordance with the terms of the respective employment or services agreement;

(b) payment of costs and expenses of the Company such as rent, Taxes, third party advisory costs (including in connection with the transaction resulting of this Agreement), costs relating secretarial work, corporate bookkeeping and accounting services provided that (i) they are incurred in the ordinary course of business of the Company or (ii) provisioned in the Locked-Box Accounts;

(c) any payment made by the Company to the extent that it is specifically agreed to as “Permitted Leakage” in writing by the Purchaser;

(d) the Permitted Distribution.

Permits has the meaning set out in Schedule 3;

Personal Data has the meaning as set out in the GDPR;

Preserved Information has the meaning set out in clause 7.2(a);

Public Information means all and every information which can be found in public sources, documents and registers including but not limited to Luxembourg trade and companies register (“Registre du Commerce et des Sociétés” including the “Recueil Electronique des Sociétés et Associations”), www.Legilux.lu and www.cssf.lu.

Purchaser’s Completion Documents has the meaning set out in clause 9.1 (b);

Purchaser’s Group means the Purchaser, its holding company (if any) and any subsidiary of the Purchaser or such holding company (if any);

Regulatory Approval has the meaning set out in clause 4.1.1;

Schedule means any schedule to this Agreement;

Sellers’ Completion Documents has the meaning set out in Schedule 2;

Sellers’ Group means the Seller 2, its holding company (if any) and any subsidiary of the Seller 2 or such holding company (if any) but excluding the Company and the Seller 1 and his Connected Persons;

Sellers’ Warranties has the meaning set out in clause 8.1;

Shares has the meaning set out in recital (A);

Supervisory Authority means the Commission de Surveillance du Secteur Financier (CSSF);

Taxation Authority means any authority competent to impose any liability in respect of Taxation or responsible for the administration or collection of Taxation;

Taxation or Tax means all forms of taxation, including corporate income tax, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, real estate transfer tax, stamp duty, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any such relevant jurisdiction;

Third Party Claim has the meaning set out in Schedule 4;

Third Party Sum has the meaning set out in Schedule 4;

Transaction means the transaction as contemplated by this Agreement;

Transition Period has the meaning set out in clause 10.1;

VAT Matter means the VAT treatment made by the Company regarding the use of the Company’s cars by its employees during the last 5 years;

VAT Sellers’ Warranty means the Sellers’ Warranties under clause 19 of Schedule 3 to the extent made in connection with the VAT Matter;

Warranty Claim means a Claim by the Purchaser the basis of which is that any of the Sellers’ Warranties is, or is alleged to be, untrue, inaccurate, incomplete or misleading.

Schedule 2 - Completion

Immediately before Completion, the Purchaser shall procure the delivery to the Sellers of:

(a)	a copy of the signed Regulatory Approval; and

(b)

an excerpt of the minutes of the board meeting held at the level of the Purchaser and approving the entry into this Agreement, together with a copy of an extract for the Purchaser from the Luxembourg register of commerce and companies not older than 10 (ten) Business Days.

After receipt of the signed Regulatory Approval, the Sellers shall procure the delivery to the Purchaser of:

(a)	a copy of the Bank Guarantee;

(b)

a copy of the Company’s board minutes acknowledging the transfer of Shares and revoking all powers of attorney or bank delegation conditional upon the Completion and with effect from the Completion, together with a copy of an extract for the Company from the Luxembourg trade and companies’ register not older than 10 (ten) days;

(c)

a copy of the Seller 2’s board minutes approving the transfer of Shares, together with a copy of an extract for the Seller 2 from the Luxembourg register of commerce and companies not older than 10 (ten) Business Days;

(d)	a copy of the resignation letters in the Agreed Form of the directors of the Company in the form of Schedule 11;

(e)	a copy of the signed services agreement pursuant to clause 4.2.4;

(f)	a copy of the signed letter substantially in the form of Schedule 9 under clause 4.9;

(g)	a copy of the signed letter substantially in the form of Schedule 10 under clause 11.1.1;

(h)	a copy of the signed unqualified certificates set out in clauses4.2.1 and 4.2.2;

(i)	evidence of the change of name of TECH-IT Technologies S.Aas provided in clause 4.7;

(j)	a copy of the Company’s board minutes ratifying the execution by the Seller 1 as director of the Company of all the agreements with the clients and suppliers;

(k)

a copy of the signed common agreement on termination (résiliation d’un commun accord) relating to the current employment agreement between the Seller 1 and the Company and of the employment agreement between the Purchaser and the Seller substantially in the form of Schedule 12

(l)	a list of all the distribution, representation or referencing agreements with any agents or suppliers;

(m)	a copy of the information regarding the transfer of Shares made to the Company’s staff representative(s) prior to signing of this Agreement;

At Completion, the following shall occur in the following order;

(a)	the Purchaser shall pay the Consideration payable on Completion to the bank account of each Seller indicated in clause 17;

(b)

upon receipt of the full Consideration payable on Completion by each Seller, each Seller and the Purchaser shall sign the Company’s shareholders’ register, recording the transfers of the Shares to the Purchaser, effective on Completion;

(c)

the Sellers shall deliver the original shareholders register of the Company and confirm that the books and records of the Company are all located at ZI de Bourmicht, 7 Rue des Mérovigiens, 8070 Bertrange, Luxembourg and the Purchaser shall deliver a copy of the shareholders register of the Company once signed by the Sellers and the Purchaser.

Immediately after Completion:

(a)	the Sellers shall deliver the documents provided in clause 8.2.2.

(b)	the Purchaser shall hold an extraordinary shareholders’ meeting of the Company in accordance with clause 7.1 and shall deliver a copy thereof to each Seller.

Schedule 3 - Sellers’ Warranties

1.	The Sellers

(a)

The Seller 2 is a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 14 rue Michel Flammang L-1524 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B63996.

(b)

The Seller 1 has full capacity and legal right, and the Seller 2 has the requisite corporate power and authority, to execute and deliver this Agreement and each of the documents to be entered into and delivered by the Seller 2 on or before Completion (the Sellers Completion Documents), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller 2 has taken or, in the case of the Sellers Completion Documents, will at the time of execution have taken all corporate actions necessary to authorise the execution and delivery of the Agreement and the Sellers Completion Documents, the performance of the Sellers’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The Sellers have duly executed and delivered this Agreement and at Completion will have duly executed and delivered the Sellers Completion Documents.

(c)

This Agreement constitutes and, each of the Sellers Completion Documents will, when executed, constitute legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their terms.

(d)	the Seller 1:

1.	is permanent resident of, and domiciled in, the Grand Duchy of Luxembourg;

2.	is of sound mind and full mental capacity and fully understands the contents of each Sellers Completion Documents to which he is a party;

3.	has obtained independent legal advice with respect to such Sellers Completion Documents prior to their execution thereof; and

4.	did not enter into any marital agreement and his legal status does not prevent the entry and performance of his obligations under this Agreement.

(e)

The execution and delivery by the Seller 2 of this Agreement and each of the Sellers Completion Documents and the performance of the obligations of the Sellers under it and each of them do not and will not:

(i)

require any consent of or other action by any person, conflict with or constitute a default under in the case of Seller 2 any provision of the constitutional documents of the Seller 2; nor a breach of any law, regulation, judgment, order, authorisation, agreement or obligation applicable to the Sellers or cause any limitation placed on them (ii) any agreement or other instrument to which the Sellers are a party or by which the Sellers are bound and which is material in the context of the Transaction;

(ii)

conflict with or breach any provision of any applicable law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller 2 is bound; or

(iii)	result in the creation or imposition of any Encumbrance on any of the Shares.

(f)

Save as otherwise provided in this Agreement, all authorisations from, and notices or filings with, any governmental authority or other person that are necessary to enable the Sellers to execute, deliver and perform its obligations under this Agreement and each of the Sellers Completion Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

2.	The Company

(a)

The Company is a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 14, rue Michel Flammang L-1524, Grand Duchy of Luxembourg, registered with the Register of Commerce and Companies of Luxembourg under number B125205, is existing under the laws of the Grand Duchy of Luxembourg and fully qualified and empowered to own its assets and to carry on business as and where it is being conducted. The constitutional and corporate documents of the Company are in compliance with the laws of the Grand Duchy of Luxembourg. In general, all documents required to be delivered by the Company to a Luxembourg governmental or other authority have been properly and timely prepared and delivered.

(b)	None of the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated thereby by the Company shall:

(i)

require any consent of or other action by any person under, conflict with, constitute, with or without giving of notice or lapse of time or both, a default under or result in the acceleration of, or create a right to accelerate, terminate, modify or cancel, any agreement or other instrument to which the Company is a party to or by which the Company is bound;

(ii)	violate any organizational or corporate document of the Company; or

(iii)	result in the creation or imposition of any Encumbrances on any of the Shares.

(c)

Except as provided in clause 4, the Company does not need to give any notice to, make any declaration, filing or registration with, or obtain any consent, authorization or approval from any governmental authority or other person in connection with the execution of this Agreement or the consummation of any of the transactions contemplated thereby.

(d)	The Company has no subsidiary, branch office, representative office or permanent establishment abroad.

(e)

The Company has not been dissolved by any shareholders’ resolution and no shareholders’ meeting has been called for that purpose. The Company has not been annulled or dissolved by any judicial decision. The Company is not in bankruptcy, insolvency, liquidation, receivership, judicial composition or reorganization or subject to similar proceedings under Luxembourg law (and no order or resolution therefore has been presented by the Company or the Sellers to the relevant authorities and no application or demand for that purpose has been notified to the Sellers or the Company).

(f)

No resolution has been approved by the board of directors or the shareholders’ meeting of the Company concerning any merger, de-merger, contribution or sale of a division (branche d’activité) or a business as a whole (universalité) or any other corporate restructuring, and no board meeting or shareholders’ meeting has been called for that purpose.

(g)	The Company has not made any public offering of shares or other securities.

3.	Ownership of Shares of the Company

(a)	The Shares has been validly issued in accordance with Luxembourg law and constitute 18,000 Shares fully paid up.

(b)

The Sellers are the owner of the Shares and has good and valid title thereto. The Sellers have full power, right and authority, without restriction, to sell and transfer title of the Shares to the Purchaser. The Sellers own the Shares free and clear of any Encumbrances.

(c)

The Company has not issued any shares, nor any warrant, convertible bond, option, call or any other instrument convertible into, exchangeable against or exercisable into shares, or subscription rights or similar instruments or rights obligating the Company to issue any shares or equity interest nor issued or approved the issuance of any shares, warrants or securities of any nature whatsoever. There is no obligation of the Company to repurchase, redeem or otherwise acquire any Share.

(d)

There are no agreements, arrangements or obligations other than the articles of association of the Company which affect the voting or distribution rights attached to or the transferability of the Shares.

(e)

Any and all pre-emption rights or other transfer restrictions in respect of the Shares, whether pursuant to the articles of association of the Company or otherwise howsoever, have been irrevocably and unconditionally waived.

(f)

To the best of the Sellers’ knowledge and except as provided for in the Disclosed Information, all transfers of Shares of the Company which occurred before the date of this Agreement have been made in accordance with Luxembourg law.

4.	Compliance with Laws

(a)

The Company has not received any notice or other communication from any governmental or judicial authority or other person including the Supervisory Authority, regarding any actual or alleged violation by the Company or any of its officers, employees or agents of Luxembourg laws (including the Luxembourg laws, rules, regulations, relating to the prevention of money laundering (AML) and to “know your customer” (KYC) rules and regulations) and all judicial decisions, orders, decrees, judgments, arbitration awards and decisions of any governmental authority to which it is or was subject. To the best of the Sellers’ knowledge, the Company has filed all material reports, data and other information, applications and notices required to be filed with or otherwise provided to the Supervisory Authority under any Luxembourg laws and regulations and the Company has never received any notification or other communication that such filing was not made in compliance with applicable law or regulations.

(b)

The agreements entered into with the Company’s clients comply with the applicable Luxembourg law and regulations (including circulars, instructions and other written recommendations issued by the Supervisory Authority), decrees, orders and other applicable rules.

(c)

The Company has in place policies and procedures reasonably designed to ensure that its operations have been and will continue to be conducted in compliance with Luxembourg and directly applicable EU laws and regulations for the conduct of its business, in particular as regards KYC/AML, reporting requirements and internal governance and took all appropriate measures to implement those policies and procedures (including the organisation of training sessions for its employees on relevant legal topics to the extent legally required) and to monitor the compliance with such requirements.

5.	Litigation

(a)

There are no judicial, administrative or arbitration proceedings, government investigations or inquiries or similar proceedings involving the Company or threatened in writing or otherwise threatened against it, before any judicial or administrative court, arbitral tribunal or any official authority other than those disclosed in the Data Room.

(b)	The Company is not subject to any judgment which has not been fully satisfied and complied with by it.

6.	Accounts

(a)	The Locked-Box Accounts have been drawn up (i) in accordance with applicable law and the Lux GAAP, and (ii) on a basis fully consistent with the past accounting practices of the Company.

(b)

The Locked-Box Accounts show a true and fair view of the assets, liabilities and financial and trading position of the Company at the Locked-Box Accounts Date and of the profits or losses of the Company for the period ended on the Locked-Box Accounts Date. The Locked-Box Accounts are not misleading and neither overstate the value of the assets nor understate the liabilities of the Company and do not overstate the profits of the Company and the Locked-Box Accounts show with accuracy the state of affairs and profit or loss of the Company in accordance with Luxembourg law and Lux GAAP.

(c)

The Company has no liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due, except liabilities and obligations disclosed or reserved against in the Locked-Box Accounts and liabilities and obligations that (i) were incurred after the Locked-Box Accounts Date in the ordinary course of business consistent with past practice and (ii) individually and in the aggregate are not and would not reasonably be expected to be materially adverse to the Company.

(d)	All the accounting records of the Company are up to date, in its possession, and fully and accurately completed in accordance with applicable law and applicable principles and Lux GAAP.

(e)

The statutory annual accounts of the Company for all financial years have been properly prepared by the board of directors (along with appropriate management and auditor reports relating to each of these statutory annual accounts) and approved by the general meeting of shareholders. The Company has not received any notice or has not been subject to any penalty for late filing.

(f)	Since the Locked-Box Accounts Date:

•	the business of the Company has been carried on in accordance with covenants and warranties set out in clause 3 and 10 of this Agreement; and

•

no Material Adverse Changes have occurred in the assets and liabilities shown in the Locked-Box Accounts and there has been no reduction in the value of the net tangible assets of the Company on the basis of the valuations adopted for the Locked-Box Accounts.

7.	Activities, Permits and Licences

(a)

The activities of the Company are carried in accordance with the Company’s articles of association and correspond to the ordinary course of its business. There is no court order or decision of any national authority according to which the Company is prevented or limited to carry out its activities or fulfil its corporate purpose.

(b)

The Company owns, hold and possesses all administrative, regulatory and other authorizations, permits, licences, consents or approvals including for the avoidance of doubt any licence from the Supervisory Authority (the Permits) as are required by Luxembourg law (i) for the conduct its business in the Grand Duchy of Luxembourg in which such business is presently conduct and (ii) to own, use, lease all assets that are owned, used or leased by the Company. Each of such Permits is in full force and effect.

(c)

The Company has conducted its business only in the Grand Duchy of Luxembourg and has not received any notice or other communication regarding any actual or alleged violation by the Company of the Permits and is not aware of any circumstances that may result in such a violation.

(d)

All applications for the renewal of any such Permits have been duly filed with the Supervisory Authority, and all other filing formalities in respect of such Permits have been made and have been duly complied with.

(e)

Neither the Sellers nor the Company are aware of any factual circumstance, claim or proceeding which may result in the suspension, cancelation, modification or revocation of any of the Company’s Permits, and there is no reasonable basis for any decision by any competent authority to modify, suspend, revoke or cancel or not renew any such Permits (including as a result of the execution and delivery of the Agreement or the consummation of the transactions contemplated in the Agreement).

8.	Assets and Real Property

(a)

All assets owned, leased or otherwise used by the Company (the Assets) are free and clear of any liens, pledges, easements, usufruct charges, claims, third party rights and encumbrances, subject to the restrictions, guidelines and rules of the applicable legislations and regulations.

(b)	The Company has full and valid title to all Assets and owns and has in its possession and under its control all such Assets.

(c)

The Company has no shares or other ownership interests, directly or indirectly, in any other person, nor has it any commitment or agreement to obtain such shares or other ownership interests in such other persons.

(d)

In relation to any real estate leased by the Company and to the best of the Sellers’ knowledge, (i) all covenants, conditions and agreements contained in the relevant leases have been complied with by the Company and (ii) there has been no complaint alleging any breach against the Company as a result of non-compliance by the Company of the provisions of the lease.

(e)	The Company does not own any real estate property.

(f)	To the best of the Sellers’ knowledge, the Company has no liability whatsoever under the lease other than the payment of the rent and the charges.

(g)

To the best of the Sellers’ knowledge, there are no current events, conditions, circumstances, activities, practices, incidents or actions at, in, under or about the Assets or in or about the conduct of the business by the Company which may give rise to a liability or obligation of the Company under any applicable environmental or health and safety laws.

9.	Movable Assets

All

movable tangible property, installations and equipment used by the Company (the Movable Assets) are either (i) owned by the Company and are not subject of any liens, pledges, usufruct charges, claims, third party rights and encumbrances or (ii) used by the Company under the terms of a valid lease or finance lease agreement. The Movable Assets are in good and safe condition of use, maintenance and repair, subject to normal wear and tear, and have been regularly and properly maintained in accordance with the applicable technical specifications and safety and other regulations.

10.	No Grants and Subsidies

(a)	The Company has not received any grants, subsidies or state aid, nor has it applied for any such grants, subsidies or state aid.

(b)

In the ten (10) years prior to the date of this Agreement, no tax ruling accorded to the Company has been, or give grounds to be, requalified by any competent authority as state aid within the meaning of article 107(1) of the treaty on the functioning of the European Union. There are no judicial, administrative, government investigations or inquiries or similar proceedings involving the Company or threatened in writing or otherwise threatened against it in connection with the (potential) requalification of tax ruling into state aid, before any judicial or administrative court, arbitral tribunal or any official authority (including pursuant to the procedure laid down in article 108(2) of the treaty on the functioning of the European Union).

11.	Intellectual Property Rights

The Company has unrestricted ownership rights over or, as the case may be, holds a valid license from a third party to use, all Intellectual Property Rights required for the conduct of its operations as currently conducted.

Where held by the Company, such Intellectual Property Rights are free and clear of any Encumbrances, options, pledges, liens or other security interest or assimilated third party rights.

All registrations and applications required for the enforcement of Intellectual Property Rights have been made or, as the case may be, renewed, and are in full force and effect and, where applicable, any royalties or fees in connection with the ownership or use of the Intellectual Property Rights due on the date of signature of the Agreement have been paid in full.

The Purchaser acknowledges that none of the employment agreements entered into with the former or current employees contains a clause whereby the Company becomes or remains owner of any Intellectual Property Rights over the work performed by its employees.

The Company has never been notified of any demand from a former or current employee of the Company, or former or current officers or directors, or former or current service provider pretending to hold any right, title or interest, directly or indirectly, in full or in part, in respect of any intellectual property that the Company uses, licenses or conveys, or in respect of which the use by, licensing to or conveyance by, is required for any of the Company’s operations.

To the best of the Sellers’ knowledge, the Intellectual Property Rights are not subject to any event, circumstance or dispute which could affect the full and quiet enjoyment as well as the full ownership thereof by the Company, and without limitation, have not been subject to any written claim regarding their ownership, validity, enforceability and/or use, on any ground whatsoever.

To the best of the Sellers’ knowledge, the use by the Company of any Intellectual Property Right does not infringe or otherwise conflict with any third party’s intellectual property.

12.	Information Technology

(a)

The Company is the sole owner or co-owner of, or is sufficiently licensed to use, the Information Technology owned or used by it. Such Information Technology constitutes all Information Technology that is necessary to conduct the business of the Company as currently being conducted. Such Information Technology is fully owned by the Company or validly leased or licensed by the Company.

(b)	The Company has its own Information and Technology and accounting system which is totally separate from the Seller 2’s Information and Technology and accounting system.

(c)

In the twenty-four (24) months prior to the date of this Agreement, there have been no failures or breakdowns of any Information Technology which have caused any substantial disruption or interruption and/or loss of data in or to the business of the Company. The Information Technology (i) is in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (ii) is conform in all material respects with its related documentation and (iii) does not contain any virus that would reasonably be expected to interfere with the ability of the Company to conduct its business.

(d)

The Company has in place reasonably adequate procedures to prevent unauthorized access to, or the introduction of viruses into, the Information Technology. The Information Technology is properly protected by industry standard security, firewall and anti-virus protection hardware and/or software. The Information Technology is in good operating conditions, subject to normal wear and maintenance, and is usable in the regular and ordinary course of business.

(e)

The data regarding all clients of the Company which are available either in electronic form or paper form, are intact, complete, exhaustive and freely accessible and readable to the Company, and to the extent that they are in electronic form, readable through the Information Technology.

13.	Data Protection

(a)

The Company has as at the date of signature of this Agreement initiated a compliance programme as further described below aiming at satisfying the material requirements of the Data Protection Legislation.

(b)	Since the entry of application of the GDPR, the Company has:

•

adopted a privacy policy regarding the collection and use of Personal Data it processes in a capacity as Controller and implemented regular staff training or other documented mechanisms to ensure and monitor compliance with such policy;

•	given the number of employees in the Company, appointed the Comité en Charge de la Conformité to oversee compliance with GDPR;

•	maintained records of the Company’s Personal Data processing activities;

•	carried out, and maintained records of, all data protection impact assessments required by the GDPR;

•

issued information notices to its employees and clients who are natural persons with respect to the processing of Personal Data relating to them that the Company carries out in its capacity as Controller;]

•	Implemented technical and organisational measures to protect Personal Data processed by the Company; and

•	put in place as Controller a data breach procedure and a procedure to respond to the performance by Data Subjects of the rights afforded to them by the GDPR.

(c)	The Company has not engaged any third party to process Personal Data on its behalf.

(d)	No data is transferred outside Luxembourg.

(e)

Since the entry of application of the GDPR, the Company acting as a Controller has, where relevant, complied with all Data Subject requests in relation to the rights afforded to them by the GDPR and there are no such requests outstanding at the date of signature of this Agreement.

(f)	Since the entry of application of the GDPR, the Company, so far as it is aware, did not suffer any Data Breach.

14.	Agreements and Commitments

(a)

To the best of the Sellers’ knowledge, all the Material Contracts entered into by the Company with its clients and suppliers have been validly executed by the Company and are binding on the Company. The Company has not been notified by any other party to any Material Contract of its intention to terminate such Material Contract prior to the end of its term.

(b)

To the Sellers’ best knowledge, neither the Company nor, any other party to any Material Contract is in breach of or in default under any Material Contract, and no event has occurred which, with notice or lapse of time (as the case may be), would constitute a breach or default by the Company or by any other party to any Material Contract, under any Material Contract.

(c)

The Company is not indebted to any of its past or present shareholders, Affiliates, directors, officers, employees or agents, other than for payment of salaries and compensation for services actually rendered to the Company in the ordinary course of its business.

(d)

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated therein will (or will give any person a right to) terminate or modify any Material Contract or any rights of the Company thereunder, or will (or will give any person a right to) accelerate or augment any obligation of the Company under any such Material Contracts.

(e)	The Company has not assigned or pledged any of its rights under any Material Contract.

(f)	Other than the services agreement entered with the Seller 2, there is no agreement or other arrangement currently in force between the Sellers and the Company.

(g)	The Company is not a party to:

(i)	any guarantee, contract for indemnity, security, or suretyship for any other person than itself;

(ii)	any distribution, representation or referencing agreements with any agents, or suppliers, and, other than those indicated in a list to be provided at Completion;

(iii)

any contract or agreement limiting or restraining it or its shareholders from engaging in any business or competing in any manner generally or in any specific geographical area or obligating the Company or any of its (current or future) shareholders to offer any business or other opportunity to any other person or grant or offer to grant any other person any participation or other interest in any business or other opportunity;

(iv)	any agreement the terms of which are not arms-length; or

(v)	any agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or incorporated or unincorporated association.

15.	Insurance

(a)

All the insurable assets of the Company have at all times been and are now insured to their full replacement value (with no provision for deduction) against all risks normally insured against in the industry.

(b)

The Company is adequately covered against accident, damage, injury, third party loss and other risks normally insured against by persons operating the type of business operated by the Company and in accordance with prudent industry and market practice.

(c)

All current insurance and indemnity policies in respect of which the Company has an interest (the Policies) are valid and enforceable and are not void or voidable. The Company has not done anything or omitted to do anything which would make any of the Policies invalid, unenforceable, void or voidable.

(d)

No claim is outstanding under any of the Policies and to the best of the Sellers’ knowledge no event has occurred, and no circumstance exists, which gives rise or is likely to give rise, to a claim under any of the Policies.

16.	Employees

(a)

The Company has complied with all election, information and/or consultation obligations towards any and all employee representative bodies as required under applicable law in connection with the transaction under this Agreement.

(b)

The Company has not received any notice or other communication regarding any actual or alleged violation by the Company of Luxembourg law provisions of labour and social rules and regulations applicable to it and its (current and former) employees, all applicable collective agreements governing the relations between the Company and its employees and former employees or respectively the trade unions or the conditions of services of its employees and is not aware of any circumstances that may result in such a violation. No claim against the Company has been notified to the Company by the competent authorities for failure to comply with labour laws with respect to the Company’s (current and former) employees that is not fully and finally settled, nor any investigation is pending in respect of any employment matters, and the Company has not been informed by any competent authority that it intends to conduct such investigation.

(c)	There is not in existence any contract between the Company and any employee which contains any provision stating that a change of control over the Company entitles the employee to:

(i)	a payment or benefit payable by the Company which he/she would otherwise not be entitled to (on termination or otherwise); or

(ii)	a notice period which is longer or shorter than the notice period that he/she would otherwise be entitled to; or

(iii)	a release from obligations that he/she would otherwise be under.

(d)

No benefits or rights other than those provided for in the law, applicable collective bargaining agreements or the individual employment agreements have been granted or promised to the respective employees of the Company. Without prejudice to the generality of the foregoing, the Company has not agreed to give any increase of remuneration of any nature whatsoever to any of its employees in excess of what is provided in their employment agreement or any applicable collective bargaining agreement.

(e)

Save as provided in the Locked-Box Accounts, there are no amounts owing to any present or former director, officer or employee of the Company other than remuneration accrued but not due or for reimbursement of business expenses.

(f)

During the 24 months preceding the date of this Agreement, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime by, or lockout of, or other, similar collective labour dispute or organizing campaign with respect to any employees of the Company.

(g)

All withholding Tax payments and social security contributions with respect to payments to employees of the Company have been timely paid in accordance with all applicable laws or full provisions have been made in the Locked-Box Accounts for payments not yet due.

(h)

The Company is not a party to, and does not have any obligation under, any pension or retirement plan, other than as is mandatory under applicable law. All pension or retirement plans to which the Company is a party are sufficiently funded for any obligations regarding current or former employees as well as any competent authorities in relation to past, present and, assuming that the same contributions in accordance with the terms of such pension or retirement plans are made as in the past, for any future periods. The Company has at all times complied with any of its obligations (of any nature whatsoever) in respect of such plans.

(i)	The Company has complied with all information and consultation obligations towards employee representative bodies required under applicable law in connection with the Transaction.

17.	Clients

To the best of the Sellers’ knowledge, the Company, its employees, directors and officers have observed and performed all the terms and conditions on their part to be observed and performed under each of the client contracts to which the Company is a party and the instructions and mandates given by clients of the Company have been complied with in all material respects. To the best of the Sellers’ knowledge, no Client has (i) alleged a breach of any of the client documentation or (ii) exercised or threatened to exercise a right under the client documentation other than the fact that Mannelli & Associés SA may pay its invoice at the end of the month instead of at the beginning.

The Company has not transferred and has no intention to transfer and has not taken any commitment to transfer any of its clients or business to any other entity including to TECH-IT Technologies S.A.

18.	Finders’ Fees

The Company is not responsible for paying any investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Sellers who might be entitled to any fee or commission upon consummation of the transactions contemplated hereby.

19.	Taxation

(a)	Save for the VAT Matter, the Company is in compliance in all respects with all laws and regulations in relation to Taxation.

(b)

Save for the VAT Matter, all necessary information, notices, accounts, statements, reports, computations and returns which ought to have been made or given have been properly and duly submitted by the Company to the relevant Taxation Authorities and all information, notices, computations and returns submitted to such Taxation Authorities were and remain true and accurate, and to the best of the Sellers’ knowledge, are not the subject of any dispute and are not likely to become the subject of any dispute with such Taxation Authorities.

(c)

Save for the VAT Matter, all Taxation for which the Company is liable and which has fallen due for payment has been duly and timely paid. All Taxation required to be withheld by the Company has been duly and timely withheld, and such withheld Taxation has been either duly and timely paid to the proper Taxation Authority or properly set aside in accounts for such purpose. The Company has not paid or become liable to pay and there are, to the best of the Sellers’ knowledge, no circumstances by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax.

(d)

Save for the VAT Matter, all accounting entries for Taxes with respect to the Company reflected on the books of the Company are adequate to cover any Tax liabilities accruing through the Accounts Date. Since the Accounts Date, the Company has not engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would reasonably be expected to result in an increased Tax liability or materially reduced Tax asset.

(e)

Save for the VAT Matter, the Company has prepared, kept and preserved complete, accurate and up-to-date records both as required by applicable law and to enable it to deliver correct and complete Tax returns (together with all attachments thereto as required by applicable law) and to calculate any present or, so far as possible, future Tax liability of the Company or the entitlement of the Company to claim any relief from Tax.

(f)

Save for the VAT Matter, all clearances and consents that have been applied for by or on behalf of the Company from any Taxation Authority have been obtained after full and accurate disclosure of all material facts and considerations and, to the best of the Sellers’ knowledge, no such clearance or consent is liable to be withdrawn, nullified or rendered void.

(g)

For the purpose of Tax, the Company is and has been resident only in the Grand Duchy of Luxembourg and does not have nor had a permanent establishment or permanently representative or other taxable presence in any jurisdiction other than in the Grand Duchy of Luxembourg.

(h)

No audit or investigation of the Company by any Tax authorities or any other competent authorities is pending in respect of Tax, and the Company has not been informed by any tax authorities or any other competent authorities that they intend to conduct such audit.

(i)

The Company has not taken any action which has had, or might have, the result of altering or prejudicing in any way any arrangement or agreement which it has previously negotiated with any Taxation Authority.

(j)	The Company does not benefit from any particular tax settlements that could be affected by the sale of Shares.

(k)	To the best of the Sellers’ knowledge, all transactions entered into by the Company have been entered into on arm’s length terms.

(l)	All stamp taxes and similar taxes (such as registration duties) effectively due have been paid in respect of all transactions carried out by the Company.

(m)	To the extent required by applicable law, the Company is duly registered for the purposes of VAT in any relevant country.

20.	Anti-Money Laundering

The Company has not received any notice or other communication regarding any actual or alleged violation by the Company of all applicable financial record keeping and reporting requirements applicable in the Grand Duchy of Luxembourg, anti-terrorist financing legislation and money laundering statutes of the Grand Duchy of Luxembourg and any related or similar rules, regulations or guidelines issued, administered or enforced by any the Supervisory Authority (collectively, Money Laundering Laws). The Company considers that it has in place policies and procedures reasonably designed to ensure that its operations will continue to be conducted in compliance with all applicable Money Laundering Laws as no action, suit, proceeding or investigations by or before any court or governmental authority or body or any arbitrator involving the Company with respect to Money Laundering Laws is pending or threatened.

21.	Disclosed Information

Without prejudice to clause 8.2.1, the Data Room has been constructed in good faith by the Sellers.

To the best of the Sellers’ knowledge, the Sellers do not have in their possession any information which contradicts the information contained in the Data Room Documents.

With respect to the Data Room Documents:

i.	all copies made from original documents are true copies thereof (whether certified true copies or not);

ii.	all signatures of the representatives of the Company appearing on the originals of copy documents are genuinely handwritten original signatures of such representatives; and

iii.	to the best of the Sellers’ knowledge and as long as the Company is concerned, no statement contained in any of the documents is false or misleading in any respect.

Schedule 4 - Warranty Claims

1.	Indemnification

1.1

From and after Completion, the Sellers shall indemnify the Purchaser or the Company, and hold it harmless from and against, any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses, costs, damages eligible for indemnification under Luxembourg law, expenses, interest or penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding against the Purchaser or the Company (collectively, Losses), suffered, paid or incurred by the Purchaser or the Company directly arising out of, resulting from or caused by (i) any breach of any of Sellers’ Warranties (read without giving effect to any qualifications regarding materiality other than the minimum amount stated in clause 4.1 of this Schedule 4 and except with respect to usage of the defined term Material Contract), (ii) any breach by the Company prior to Completion of any covenant or agreement of the Company contained in this Agreement, and (iii) any breach by the Sellers of any covenant or agreement of the Sellers contained in this Agreement (Indemnification Obligations), but excluding any loss of opportunity (perte de chance), as agreed between by the Purchaser and the Sellers or fixed by the final and conclusive judgment of a competent court.

1.2

For the purposes of this clause 1, any Losses incurred by the Company in respect of matters addressed by any Sellers’ Warranties and/or any relevant covenants or agreements by the Sellers shall be deemed incurred by the Purchaser in a same amount.

1.3

Any Losses incurred by the Company shall be assessed on a Euro for Euro basis. Any amount paid by the Sellers to the Purchaser under this Schedule 4 shall constitute a reduction of the Consideration, and shall be treated accordingly by all Parties for all intents and purposes.

2.	Exclusions

The Sellers shall not be liable in respect of a Warranty Claim to the extent the relevant liability would not have arisen but for a change in legislation or regulations, or a change in the interpretation or implementation thereof, or a development in case law made after the date of this Agreement (whether relating to Taxation, rates of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published or any extra-statutory concession previously made by a Tax Authority, in either case occurring after the date of this Agreement, whether or not the change, amendment or withdrawal purports to be effective retrospectively in whole or in part.

3.	Notice

If a the Purchaser becomes aware of a matter or circumstance which is likely to give rise to a Warranty Claim (whether or not the amount of Losses relating thereto is then quantifiable), the Purchaser shall give notice to the Sellers (the Claim Notice) as soon as reasonably practicable (and in any event within 30 Business Days) after it becomes aware of that matter or circumstance. Notwithstanding the foregoing, any failure or delay of the Purchaser in providing a Claim Notice shall not release the Sellers from any of its obligations under clause 1 of this Schedule 4 except and to the extent that Losses in respect of such Warranty Claim are increased as a result of a failure by the Purchaser to give Claim Notice as contemplated by this clause.

4.	Limitations

4.1	Financial limits

Except with respect to breaches of the Fundamental Sellers’ Warranties as to which the limitation in this clause 4.1 shall not apply, the liability of the Sellers under or in respect of the Sellers’ Warranties shall be limited as follows:

(a)

the Sellers shall not be liable in respect of, and there shall be disregarded for all purposes, any Warranty Claim (per claim or group of related claims based on the same facts or circumstances) unless the amount of the Losses to which the Purchaser would, but for this subparagraph, be entitled as a result of that Warranty Claim exceeds EUR 20,000;

(b)

the Sellers shall not be liable in respect of any Warranty Claim except to the extent that the amount of Losses resulting from any and all Warranty Claims (other than claims disregarded as contemplated by subparagraph (a) above) exceeds in aggregate EUR 40,000 and

(c)	the maximum aggregate liability of the Sellers in respect of any and all Warranty Claims other than the VAT Sellers’ Warranty shall not exceed EUR 500,000;

(d)	the maximum aggregate liability of the Sellers in respect of the VAT Sellers’ Warranty shall not exceed EUR 200,000.

4.2	Time limits

The Sellers shall not be liable in respect of a Warranty Claim:

(a)

In respect of any in respect of those Sellers’ Warranties set out in clause 18 of Schedule 3 (Taxation), including, for the avoidance of doubt, the VAT Sellers’ Warranty, unless the Purchaser gives to the Sellers notice of the relevant Warranty Claim on or before the date which is six (6) months after the date upon which the right of the Tax Authorities to assess or claim Taxes in respect of the matter or circumstance giving rise to the relevant Warranty Claim is barred by all applicable statutes of limitation;

(b)

in respect of any Warranty Claims relating to the Fundamental Sellers’ Warranties, unless the Purchaser gives notice of the relevant Warranty Claim within twenty (20) Business Days following expiry of the statute of limitations applicable to the relevant matter;

(c)	in respect of all other Sellers’ Warranties, unless the Purchaser gives to the Sellers notice of the relevant Warranty Claim on or before the third anniversary of the date of this Agreement.

Any notice under this paragraph 4.2 shall contain general details of the nature of the Warranty Claim, to the extent reasonably available at the date of such notice.

5.	Third party claims

5.1	If a Warranty Claim arises as a result of, or in connection with, a liability or alleged liability to a third party (a Third Party Claim), the Purchaser may at its sole discretion either elect to:

(i) assume at its own costs the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations in the best interest of the Company and according to the following terms:

•	The Sellers shall be kept informed of the progress of the Third Party Claim;

•	The Sellers shall be given the opportunity to comment on the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

•

The Purchaser shall not and shall procure that the Company shall not settle any Third Party Claim without the Sellers’ prior consent which shall not be unreasonably withheld or delayed. If the Sellers do not consent to the above mentioned proposed settlement, admission of liability, agreement, or compromise, they shall immediately assume the exclusive control of the Third Party Claim and shall be fully and solely liable with respect to such Third Party Claim for the full amount of the Losses suffered by the Purchaser and/or the Company, it being understood that their liability shall not be subject to any indemnification limitations set out herein; or

(ii) let the Sellers assume, at their own costs, the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations in the best interest of the Company and according to the following terms:

•

the Purchaser shall procure that the Company makes available to the Sellers such persons and all such information as the Sellers may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

•

the Sellers shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in their possession as may be requested by the Purchaser (acting reasonably);

•

the Purchaser and the Company shall be given the opportunity to regularly comment on the conduct of any dispute, defence, compromise or appeal of the Third Party Claim and the Sellers shall take such comments into account consider in good faith, and not unreasonably reject, any such comments or suggestions made or issues raised by the Purchaser and/or the Company regarding the conduct of the defence of such Third Party Claim;

•

the Purchaser shall procure that the Company takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Sellers may reasonably request and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Sellers (which shall not be unreasonably withheld or delayed); and

•	the Sellers shall not settle any Third Party Claim without the Purchaser’s prior consent which shall not be unreasonably withheld or delayed.

5.2	In absence of any election, the Purchaser shall be deemed to have elected to assume the conduct of the dispute, compromise, defence or appeal of the Third Party Claim.

5.3

Any non-compliance by the Purchaser with any of its obligations under clause 5.1 shall have no consequence on the Purchaser’s ability to make a Warranty Claim for indemnification pursuant to the terms of this Agreement save that the Losses to be indemnified by the Sellers shall be reduced by any Losses suffered by the Sellers by reason of the Purchaser not complying with its obligations under clause 5.1.

6.	Tax Savings arising from the Losses

Any amount for which the Sellers would otherwise have been liable under this Agreement in respect of any Losses suffered by the Purchaser or the Company shall be reduced by the amount (if any) by which any Tax for which the Purchaser or the Company concerned would otherwise have been liable is actually reduced or extinguished as a result of the matter giving rise to such Losses.

7.	Recovery from third parties and savings

7.1	If:

(a)	the Sellers make a payment in respect of a Warranty Claim (the Damages Payment);

(b)

at any time after making such payment the Company or the Purchaser receives any sum (other than from the Sellers) or any quantifiable financial benefit or makes any savings which would not have been received or made but for the matter or circumstance which gave rise to the relevant Warranty Claim (the Third Party Sum);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)

the aggregate of the Third Party Sum (net of any deductibles or other expenses incurred in connection therewith) and the Damages Payment exceeds the amount required to compensate the Purchaser or the Company concerned (as the case may be) in full for the matter or circumstance which gave rise to the relevant Warranty Claim (such excess being the Excess Recovery), then the Purchaser shall, promptly following receipt of the Third Party Sum by it or the relevant Company, repay to the Sellers an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment.

7.2

If before the Sellers make a payment in respect of a Warranty Claim the Company or the Purchaser becomes entitled to receive a sum from a third party (whether by payment, discount, credit, relief, insurance or otherwise) as a result of the matter or circumstance giving rise to the relevant Warranty Claim, then the Purchaser shall take, and shall procure that the Company takes, all reasonable steps to recover such sum from such third party. Any sum the Purchaser or the Company received from the third party (net of any deductibles or other expenses incurred in connection therewith), shall be taken into account in calculating the Damages Payment (if any) to be made by the Sellers in respect of the relevant Warranty Claim. The Damages Payment (if any) shall be reduced by the amount that the Company or the Purchaser is entitled to receive from such a third party if such sum has not been effectively received by the Company or the Purchaser by reason of the Purchaser or the Company failing to take all appropriate steps to receive it.

8.	Double recovery

The Purchaser shall not be entitled to recover from the Sellers the same loss more than once pursuant to one or more Warranty Claim.

9.	Provisions in the Accounts

The Sellers’ liability in respect of a Warranty Claim shall, as the case may be, be reduced by the amount of any provision made in the Locked-Box Accounts in respect of the matter giving rise to the relevant Warranty Claim.

10.	Gross-up

All sums payable to the Purchaser hereunder as a result of any Warranty Claim shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by applicable law.

If any such amount results in an actual Tax liability of the Purchaser of such amount (or would result in a Tax liability if the Purchaser were not able to offset such liability against tax losses), the Sellers undertake to pay to the recipient such further sum as will ensure that the net amount received and retained by it after such actual Tax liability is taken into account shall equal the full amount which would have been received and retained by the Purchaser in the absence of such actual Tax liability.

11.	Bank Guarantee

In order to secure the payment of the Indemnification Obligations of the Sellers, the Sellers shall procure the issuance of the Bank Guarantee to the benefit of the Purchaser and such Bank Guarantee shall remain in place until twenty (20) Business Days after expiry of the time limit provided in clause 4.2 (a) of this Schedule 4.

The Parties agree that the amount of the Bank Guarantee shall be reduced from time to time as follows:

Period	Amount of Bank Guarantee
From Completion (included) until the first anniversary of Completion (excluded):	€700,000
From the first anniversary of Completion (included) until the second anniversary of Completion (excluded):	€600,000
From the second anniversary of Completion (included) until the third anniversary of Completion (excluded):	€500,000
From the third anniversary of Completion (included) until the fourth anniversary of Completion (excluded):	€300,000
From the fourth anniversary of Completion (included) until the fifth anniversary of Completion plus six months (excluded):	€200,000
From the fifth anniversary of Completion (included) plus six months:	€0

12.	Beneficiary of the Sellers’ Warranties

Only the Purchaser (with the express exclusion of the Company) shall be entitled to bring a claim with respect to a Warranty Claim under or in connection with this Agreement due to its intuitu personae feature.

The Purchaser cannot and shall not sell, assign or transfer its right to bring a Warranty Claim under or in connection with this Agreement to any person or entity (including, without however limitation, to a potential purchaser of the Company, of the Shares and/or of the Assets) other than one of its Affiliates unless expressly authorised under clause 16. For the avoidance of doubt, in case the Purchaser sells, assigns or transfers the Company, the Shares, and/or the Assets to an entity, this shall not affect its right to bring a Warranty Claim in accordance with the provisions of this Agreement, but this right shall not pass to such purchaser, assignee or transferee and the Sellers shall not be or become liable in any manner and for any reason whatsoever vis-à-vis such purchaser, assignee or transferee.

13.	Moderation

If and to the extent there is a Breach, the Sellers shall have the opportunity (but shall not be obliged) to remedy the Breach by placing the Purchaser within an appropriate period of time, which shall be no longer than 20 (twenty) Business Days from reception by the Sellers of written notice by the Purchaser of a Sellers’ Warranty Claim, in the position the Purchaser would have been if the Sellers’ Warranties object of the Sellers’ Warranty Claim would have been true and accurate and not misleading (restitution in kind). If the Sellers do not achieve such result within the aforementioned period of time, the Purchaser shall be entitled to be indemnified in cash in accordance with this Agreement.

Schedule 5 - Leakage

For the purposes of clause 3 of this Agreement, Leakage means:

(a)	any dividend or other shareholder distribution, whether in cash or in kind, declared, paid or made by the Company to any of the Sellers or any of their Affiliates or any of their Connected Persons;

(b)	any payments made or agreed to be made by the Company to or on behalf of or for the benefit of any of the Sellers or any of their Affiliates or any of their Connected Persons;

(c)	any amounts owed by the Sellers or any of their Affiliates to the Company waived or forgiven by the Company;

(d)	any liability or obligation towards the Company in relation to or of the Sellers or any of their Affiliates, assumed or discharged by the Company;

(e)

any assets transferred to or encumbered or liabilities assumed, indemnified or incurred by the Company for the benefit of any of the Sellers or any of their Affiliates or any of their Connected Persons;

(f)	any creation of an Encumbrance over any of the assets of the Company in favour of or any of its Affiliates;

(g)

the payment of, or incurring of any obligation by the Company to pay, any costs or expenses of the Sellers as well as any transaction or sale bonus or payments of a similar nature to the Sellers or any of their Affiliates, or to any employee, consultant or officer of the Company, the Sellers or any of their Affiliates, in each case relating to the transaction contemplated in this Agreement;

(h)

the payment of, or incurring of any obligation by the Company to pay, any service or other fees or other sums to the Sellers or any of their Affiliates, other than those which as at the Accounts Date are contractually required to be paid pursuant to the Data Room Documents;

(i)	the payment of employee and employer social security or superannuation contributions in respect of any deal bonuses and other employee incentive plans being paid-out on Completion;

(j)	any related party payments or transactions; and

(k)	the entering into or making of any agreement or arrangement relating to any of the matters referred to in paragraphs (a) through (j);

in each case including any associated Tax paid or payable by the Company in connection with or in respect of any matter referred to above.

There shall be no leakage if the aggregate Leakage does not exceed EUR 25,000.

Schedule 6 - Fundamental Sellers’ Warranties

The Fundamental Sellers’ Warranties are the Sellers’ Warranties provided for under clauses 3 and 21 of Schedule 3.

Schedule 7 - New services agreement with the Seller 2

Schedule 8 - EBIT calculations

Schedule 9 – Form of setting off letter relating to the Intercompany Receivables

Date:                         2018

(1)

TECH-IT PSF SA, a company incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 14, rue Michel Flammang L-1524 Luxembourg, Grand-Duchy of Luxembourg, registered with the Luxembourg trade and companies’ register under number B 125 205 (the Company),

(2)	[Mr. Hamid Kaddour, computer engineer, born on 14 July 1965 in Thionville, France and residing at 29 Cite Millewee L-8064 Bertrange, Grand Duchy of Luxembourg] (the Shareholder);

together, the Parties.

WHEREAS

A.	The Company made an advance of a principal amount of EUR [...] to the Shareholder on [date] (the Advance).

B.	On [date], the Company declared an interim dividend distribution in favour of the Shareholder in an aggregate amount of EUR [...] (the Distribution Amount).

C.	Following the declaration of the Distribution, the Parties thus have reciprocal, due and payable claims against one another and agreed to partially offset on the date hereof such mutual claims.

IT IS AGREED as follows:

1.	SET-OFF

1.1	The Company and the Shareholder agreed to partially set-off the Distribution Amount with the Advance (the Set-Off).

1.2

The Parties agree that this Agreement constitutes a set-off in accordance with Articles 1234 and 1289 of the Luxembourg civil code between claims that are reciprocal, liquid, due and payable and that no further arrangement or agreement will be necessary in this respect, and that the obligations of the Shareholder under the Advance have been settled and fully satisfied.

1.3

The Parties agree and confirm that, as a consequence of the Set-Off: (i) the Advance is fully set-off, duly paid and settled and any rights thereunder are fully extinguished and (ii) an amount of EUR […] out of the Distribution Amount remains due by the Company to the Shareholder and shall be paid upon demand of the Shareholder.

2.	TERMINATION

2.1	The Parties hereby acknowledge that with effect from the date hereof:

2.1.1.	The Company irrevocably and unconditionally agrees that, as a consequence, the Advance has terminated and shall have no further force or effect;

2.1.2.	The Company irrevocably and unconditionally waives, releases and discharges fully and absolutely all liabilities of the Shareholder under the Advance, in full and final settlement of such liabilities.

3.	COUNTERPARTS

This Letter may be executed by the Parties in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

4.	GOVERNING LAW AND JURISDICTION

4.1	This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.

4.2

The courts of Luxembourg-City shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement shall be brought in such courts.

IN WITNESS WHEREOF, this Letter has been executed as a deed and is delivered and takes effect on the date first above written.

TECH-IT PSF S.A.

/s/ Mr. Hamid Kaddour
By: Mr. Hamid Kaddour
Title: Director

[Mr. Hamid Kaddour]

Schedule 10 – LOCKED-BOX Accounts

Schedule 11 - Resignation Letter

TECH-IT PSF S.A.

To the attention of the chairman of the board of directors

14, rue Michel Flammang

L-1524 Luxembourg

Grand Duchy of Luxembourg

[PLACE], [DATE]

Dear Sirs,

Reference is made to the sale and purchase agreement dated on [Date] entered into Mr Hamid Kaddour and KARP KNEIP Participations S.A. as sellers and Computer Task Group Luxembourg PSF S.A. as purchaser (the “Transfer of the Shares”).

I hereby inform you that I resign from my office as director of TECH-IT PSF S.A. (the Company) subject to, and with effect as from, the registration of the Transfer of the Shares in the Company’s shareholders (Completion).

I hereby declare that I do not have any claim of any nature whatsoever against the Company in relation to the exercise and termination of my mandate as director or otherwise for compensation for loss of office or any other claims.

I would further appreciate if you could kindly request the shareholders of the Company at the next meeting to acknowledge my resignation and to grant me full discharge (to the extent permitted by law) for the carrying out of my duties in the above capacity.

I take it that you will forthwith cause my resignation to be filed with the Luxembourg trade and companies’ register and duly published in the Luxembourg Recueil électronique des sociétés et associations (the Luxembourg gazette) as provided by Luxembourg law and provide me with a copy of all relevant documents.

Yours faithfully,

Hamid Kaddour

TECH-IT PSF S.A.

To the attention of the chairman of the board of directors

14, rue Michel Flammang

L-1524 Luxembourg

Grand Duchy of Luxembourg

[PLACE], [DATE]

Dear Sirs,

Reference is made to the sale and purchase agreement dated on [Date] entered into Mr Hamid Kaddour and KARP KNEIP Participations S.A. as sellers and Computer Task Group Luxembourg PSF S.A. as purchaser (the “Transfer of the Shares”).

I hereby inform you that I resign from my office as director of TECH-IT PSF S.A. (the Company) subject to, and with effect as from, as from the registration of the Transfer of the Shares in the Company’s shareholders (Completion).

I hereby declare that I do not have any claim of any nature whatsoever against the Company in relation to the exercise and termination of my mandate as director or otherwise for compensation for loss of office or any other claims.

I would further appreciate if you could kindly request the shareholders of the Company at the next meeting to acknowledge my resignation and to grant me full discharge (to the extent permitted by law) for the carrying out of my duties in the above capacity.

I take it that you will forthwith cause my resignation to be filed with the Luxembourg trade and companies’ register and duly published in the Luxembourg Recueil électronique des sociétés et associations (the Luxembourg gazette) as provided by Luxembourg law and provide me with a copy of all relevant documents.

Yours faithfully,

Christophe Thiry

TECH-IT PSF S.A.

To the attention of the chairman of the board of directors

14, rue Michel Flammang

L-1524 Luxembourg

Grand Duchy of Luxembourg

[PLACE], [DATE]

Dear Sirs,

Reference is made to the sale and purchase agreement dated on [Date] entered into Mr Hamid Kadour and KARP KNEIP Participations S.A. as sellers and Computer Task Group Luxembourg PSF S.A. as purchaser (the “Transfer of the Shares”).

I hereby inform you that I resign from my office as director of TECH-IT PSF S.A. (the Company) subject to, and with effect as from, as from the registration of the Transfer of the Shares in the Company’s shareholders (Completion).

I hereby declare that I do not have any claim of any nature whatsoever against the Company in relation to the exercise and termination of my mandate as director or otherwise for compensation for loss of office or any other claims.

I would further appreciate if you could kindly request the shareholders of the Company at the next meeting to acknowledge my resignation and to grant me full discharge (to the extent permitted by law) for the carrying out of my duties in the above capacity.

I take it that you will forthwith cause my resignation to be filed with the Luxembourg trade and companies’ register and duly published in the Luxembourg Recueil électronique des sociétés et associations (the Luxembourg gazette) as provided by Luxembourg law and provide me with a copy of all relevant documents.

Yours faithfully,

François Thiry

Schedule 12 – Common agreement on termination and fixed term employment agreement

SIGNATORIES

THIS AGREEMENT has been signed in four counterparts, which is as many counterparts as the number of Parties to it, and each Party acknowledges receipt of one such counterpart.

THIS AGREEMENT has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement in four (4) originals.

SIGNED by:	)	/s/ Mr. Hamid Kaddour
For and on behalf of	)
THE SELLER 1)

SIGNED by:	)	/s/ Mr. François Thiry
For and on behalf of	)
THE SELLER 2)

SIGNED by:	)	/s/ Mr. Guido Helsloot
For and on behalf of	)
THE PURCHASER	)

By executing this Agreement, the Company, for the purpose of article 430-4 of the Luxembourg law dated 10 August 1915 on commercial companies as amended, and article 1690 of the Luxembourg Civil Code, accepts and acknowledges the transfer of the Shares from the Sellers to the Purchaser on the terms and subject to the conditions of this Agreement and undertakes to record or cause to be recorded in its shareholders’ register the ownership rights of the Purchaser in respect of the Shares with effect as of Completion.

SIGNED by:	)
For and on behalf of	)
THE COMPANY	)